                                                                       424(b)(3)


                                     TEREX

                                OFFER TO EXCHANGE
                                 all outstanding
                    8-7/8% Senior Subordinated Notes due 2008
                   ($150,000,000 principal amount outstanding)
                                       for
                    8-7/8% Senior Subordinated Notes due 2008
           Which Have Been Registered Under the Securities Act of 1933
                                       of
                                TEREX CORPORATION
         Payment of Principal and Interest Unconditionally Guaranteed by
                               Terex Cranes, Inc.
                                PPM Cranes, Inc.
                              Koehring Cranes, Inc.
                              Terex Telelect, Inc.
                               Terex Aerials, Inc
                              Terex-RO Corporation
                                 Payhauler Corp.
                          Terex Mining Equipment, Inc.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON September 11, 1998, UNLESS EXTENDED

          Terex Corporation, a Delaware corporation ("Terex" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (as same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $150,000,000 of its 8-7/8% Senior Subordinated Notes due 2008 (the "New Notes") , which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding Senior Subordinated Notes due 2008 (the "Old Notes," and together with the New Notes, the "Notes") from the holders (the "Holders") thereof. The form and terms of the New Notes will be the same as the form and terms of the Old Notes in all material respects except that the New Notes will be registered under the Securities Act, and will not bear legends restricting the transfer thereof. The New Notes will be entitled to the benefits of the Indenture (the "Indenture"), dated as of March 31, 1998, among the Company, the Guarantors and United States Trust Company of New York, as trustee, governing the Old Notes, and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture.
                                                       (continued on next page)

                        ---------------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES
                   IN CONNECTION WITH THIS THE EXCHANGE OFFER.

                        ---------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------------


                 The date of this Prospectus is August 7, 1998

          The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company (including, but not limited to, indebtedness under the New Bank Credit Facility (as defined herein)), pari passu in right of payment with all future senior subordinated indebtedness of the Company and senior to any future subordinated indebtedness of the Company. As of March 31, 1998, the Company had approximately $413 million of Senior Indebtedness outstanding (excluding unused commitments) and approximately $574 million of indebtedness outstanding. The Old Notes are, and the New Notes will be, jointly and severally guaranteed on an unsecured senior subordinated basis by the domestic subsidiaries and, under certain circumstances, certain foreign subsidiaries of the Company (the "Subsidiary Guarantors"), which guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantors, including obligations under the New Bank Credit Facility. As of March 31, 1998, the Subsidiary Guarantors had approximately $13 million of Senior Indebtedness outstanding (excluding unused commitments) and approximately $18 million of indebtedness outstanding.

         The Company will accept for exchange any and all Old Notes which are validly tendered in this Exchange Offer prior to 5:00 p.m, New York City time, on September 11, 1998 (if, when and as extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, pursuant to the procedures described herein. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000. After consummation of the Exchange Offer, the Company may offer to purchase any Notes at any price or prices which the Company deems appropriate, although the Company is not obligated and has no present intention to do so.

         The New Notes will bear interest at 8-7/8% per annum from the date of original issue. Interest on the New Notes will be payable semi-annually, in arrears, on April 1 and October 1 of each year, commencing October 1, 1998. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest on the Old Notes to, but not including, the date of issuance of the New Notes. Such interest will be paid with and at the time of the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes being exchanged therefor.

         The New Notes will not be redeemable prior to April 1, 2003, except that the Company may, at its option, redeem in the aggregate up to $50,000,000 of the original principal amount of the New Notes, with the net proceeds of certain sales of common stock of the Company at a redemption price of 108.875% of the principal amount so redeemed plus accrued interest through the date of redemption. From and after April 1, 2003, the New Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in the Indenture plus accrued interest to the date of redemption. Upon a Change of Control (as defined herein), the Company is required, subject to certain conditions, to offer to purchase the New Notes at 101% of the principal amount thereof together with accrued interest to the date of purchase. See "Description of the Notes."

         The Old Notes were originally issued and sold on March 31, 1998 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Subsidiary Guarantors, contained in the Registration Rights Agreement, dated as of March 31, 1998 (the "Registration Rights Agreement"), among the Company and the other signatories thereto. Based on existing interpretations by the staff of the Securities and Exchange Commission (the "Commission") contained in several no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold, or otherwise transferred by holders thereof (other than any such holder which is broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Old Notes for New Notes will be required to represent (i) that any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Company, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of New Notes, and (v) if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such New Notes and that it acquired such Old Notes as a result of market-making activities or other trading activities. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such other circumstances. The Company will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes. If any Holder is an affiliate of the Company or is engaged in, or intends to engage in, or has any arrangement with any person to participate in, the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus which contains the information with respect to any selling holder required by the Securities Act. The Letter of Transmittal states that by so representing and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business on the 180th day following the Expiration Date, or, if earlier, when all New Notes held by a participating broker-dealer have been disposed of, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         Neither the Company nor any Subsidiary Guarantor will receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. The Company has agreed to bear the expenses of this Exchange Offer. The Registration Statement of which this Prospectus constitutes a part will remain in effect until the consummation of the Exchange Offer which will occur promptly after the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

         Prior to this Exchange Offer, there has been no public market for the Old Notes and the Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Although Credit Suisse First Boston Corporation, CIBC Oppenheimer Corp., Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, and BancBoston Securities Inc. (the "Initial Purchasers") have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market-making at any time without notice. Accordingly, there can be no assurance as to the future development of an active market for the New Notes. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Lack of Public Market."

                           FORWARD-LOOKING STATEMENTS

    When included in this Prospectus or in documents incorporated herein by reference, the words "may," "expects," "intends," "anticipates," "plans," "projects," "estimates" and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Prospectus Summary," "Risk Factors," "Industry Overview and Outlook for Principal Products," "Business Strategy," "The O&K Acquisition" and "Business" are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond the Company's control, include, among others, the sensitivity of construction and mining activity to interest rates, government spending and general economic conditions; the success of the integration of acquired businesses; the retention of key management; foreign currency fluctuations; pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; continued use of net operating loss carryovers and other factors. Actual events or the actual future results of the Company may differ materially from any forward looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements contained herein speak only as of the date of this Prospectus and the forward-looking statements contained in documents incorporated herein by reference speak only as of the date of the respective documents. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained or incorporated by reference in this Prospectus to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes thereto appearing elsewhere or incorporated by reference in this Prospectus. As used herein, unless otherwise indicated or unless the context otherwise requires, "Terex" or the "Company" refers to Terex Corporation and its subsidiaries.

                                   The Company

    Terex is a global manufacturer of a broad range of construction and mining related capital equipment. The Company strives to manufacture high quality machines which are low cost, simple to use and easy to maintain. The Company's principal products include telescopic mobile cranes, aerial work platforms, utility aerial devices, telescopic material handlers, truck mounted mobile cranes, rigid and articulated off-highway trucks, high capacity surface mining trucks, large hydraulic mining shovels and related components and replacement parts. Terex operates in two business segments: Terex Lifting (formerly known as Terex Cranes) and Terex Earthmoving (formerly known as Terex Trucks). The Company's products are manufactured at 16 plants in the United States and Europe and are sold primarily through a worldwide network of dealers in over 750 locations to the global construction, infrastructure and surface mining markets. Management believes that the Company is benefitting from several industry trends, including the growing importance of rental fleet operators with respect to Terex Lifting and an increasing level of global infrastructure development with respect to Terex Earthmoving, particularly in North America and Europe.

Terex Lifting

    Terex Lifting manufactures and sells telescopic mobile cranes (including rough terrain, truck and all terrain mobile cranes), aerial work platforms (including scissor, articulated boom and straight telescoping boom aerial work platforms), utility aerial devices (including digger derricks and articulated aerial devices), telescopic material handlers (including container stackers and rough terrain lift trucks), truck mounted cranes (boom trucks) and related components and replacement parts. These products are used by construction and industrial customers, as well as utility companies. The Company believes that it is the second largest manufacturer of rough terrain, truck and all terrain telescopic mobile cranes in the United States (with an estimated 36% market share) and the leading manufacturer in France and Italy (with an estimated 50% market share in each of these countries).

Terex Earthmoving

    Terex Earthmoving currently manufactures and sells articulated and rigid off-highway trucks and high capacity surface mining trucks, and related components and replacement parts. These products are used primarily by construction, mining and government customers. On March 31, 1998, the Company, through direct and indirect subsidiaries, acquired (the "O&K Acquisition") all of the shares of O&K Mining Gmbh ("O&K Mining"). Since the O&K Acquisition, the Terex Earthmoving segment has also included the business of O&K Mining, which manufactures large hydraulic mining shovels and related parts primarily used to load coal, copper ore, iron ore, other mineral-bearing materials or rocks into trucks. The Company believes that O&K Mining has the leading market share for large hydraulic mining shovel models having machine weights in excess of 200 tons.

                              Recent Developments

1998 Second Quarter and Year-To-Date Results

    The company reported net income for the second quarter of 1998 of $20.6 million, up $13.3 million over the second quarter of 1997 (before extraordinary charges in that period), and net sales of $333.5 million, up $101.3 million or 44% over the second quarter of 1997. For the six-month period year-to-date, the Company reported income before extraordinary items of $35.0 million, up $23.4 million over income before extraordinary charges in 1997 of $11.6 million. The net sales of the Company for the first six months of 1998 were $594.1 million, up $185.6 million, or 45%, over the comparable period of 1997. During the second quarter of 1997 and the first quarter of 1998, the Company recorded extraordinary charges of $2.6 million and $38.3 million, respectively, related to the retirement of debt.


                                          Three Months Ended                           Six Months Ended
                                               June 30,                                     June 30,
                              ------------------------------------------  --------------------------------------------
                                              (unaudited)                                 (unaudited)
                                      1998                  1997                   1998                  1997
                              --------------------  --------------------  ----------------------  --------------------
                                                  (dollars in millions, except per share amounts)

                                          % of                   % of                   % of                   % of
                                          sales                 sales                  sales                  sales
                                        ----------             ---------              ---------              ---------
Net sales.....................$  333.5    ---       $  232.2    ---        $  594.1     ---       $  408.5    ---
Gross profit..................    60.6     18.2%        38.3     16.5%        105.4      17.7%        65.8     16.1%
Engineering, selling and
  administrative expenses.....    27.4      8.2%        19.2      8.3%         48.4       8.1%        33.3      8.2%
Income from operations........    33.2     10.0%        19.1      8.2%         57.0       9.6%        32.5      8.0%
Interest and other expense....   (12.2)     3.7%       (11.2)     4.8%        (21.4)      3.6%       (20.5)     5.0%


Acquisition of American Crane Corporation

    On July 31, 1998, the Company purchased all of the outstanding capital stock of The American Crane Corporation ("American Crane"), a manufacturer and marketer of lattice boom cranes, based in Wilmington, North Carolina. The purchase price of the capital stock was approximately $10.8 million, payable $4.6 million in cash, $4.7 million in non-interest bearing deferred payments and an amount not to exceed $1.5 million from the net proceeds from the subsequent sale of excess real estate. Prior to the acquisition, American Crane had approximately $9.1 million in outstanding debt, approximately $4.1 million of which was repaid by American Crane at the closing with funds provided by the Company.

    American Crane is expected to generate worldwide annual sales of approximately $40 million in 1998. American Crane's sales are conducted through a network of dealers in the United States and through its 80% owned European subsidiary. American Cranes has over 14,000 cranes in the field and derives over 30% of its revenues from the sale of higher margin parts. Its product line includes lattice boom crawler cranes (60 tons to 450 tons of lifting capacity) and lattice boom truck cranes (75 tons to 300 tons of lifting capacity).

              Industry Overview and Outlook for Principal Products

Terex Lifting

    Management believes that Terex Lifting's markets will benefit from the developing replacement cycle for telescopic mobile cranes, the growing dominance of rental fleet operators in the telescopic mobile crane and aerial work platform markets, and the increasing importance of independent maintenance contractors in the utility industry, the largest consumers of utility aerial devices. The Company expects that a strong and sustained period of construction activity and infrastructure development in most of the Company's primary markets, the unusually high number of telescopic mobile cranes built in the late 1970s in North America beginning to reach the ends of their useful lives, and higher rental fleet utilization rates will together generate a strong period of demand for new telescopic mobile cranes. Rental fleets stocking a broad range of products have become increasingly dominant as construction projects requiring differing boom lengths and lifting capacities from telescopic mobile cranes and varying platform heights from aerial work platforms have rendered impractical the ownership of a full fleet of machines with assorted capabilities by end-user contractors. Rental fleets are the primary consumers of telescopic mobile cranes and aerial work platforms, representing an estimated 85% and 90%, respectively, of the new market for such products in North America. This increasing importance of rental fleet operators and their desire to maximize returns on product investment has led Terex to focus on a best value strategy, which seeks to improve customer productivity by providing high quality products which are low cost, simple to use and easy to maintain. This best value strategy, together with the Company's existing dealer relationships and direct relationships with major private contractors, is also expected to enable the Company to improve sales of utility aerial devices by capitalizing on the increasing outsourcing of maintenance functions to private contractors in an effort to reduce costs in the utility industry.

Terex Earthmoving

    The primary markets for the Company's articulated and rigid frame off-highway trucks are the global large private construction project and public infrastructure development markets. The Company's best value strategy for its off-highway trucks appeals to rental fleet operators and contractors and large construction companies for whom availability, reliability and hauling efficiency at low cost are of critical concern. The largest market for the Company's high capacity surface mining trucks and large hydraulic excavators is the global surface mining market. The electric drive system included in the Company's high capacity surface mining trucks and the patented tripower hydraulic shovel technology used in the hydraulic mining shovels allow the Company to market cost efficient machines offering greater reliability and productivity to the Company's mining customers than that offered by competing technologies. Secular trends in the surface mining industry toward smaller, shorter lived mines and more selective mining practices favor the Company's hydraulic mining shovels which offer high maneuverability and greater operating time at lower initial capital investment than comparable sized alternatives. The around the clock usage of the Company's mining products in intensive earthmoving operations also generates a significant higher margin after-market parts and service business that caters primarily to its increasing installed equipment base.

                                Business Strategy

    Ronald M. DeFeo joined the Company in May 1992, was appointed President and Chief Operating Officer in October 1993, was named Chief Executive Officer in March 1995 and was appointed Chairman of the Board in March 1998. Since joining the Company, Mr. DeFeo has recruited several new senior executives to Terex, and under the direction of this new management team, Terex has implemented a series of interrelated strategic initiatives designed to improve manufacturing efficiency and offer its products at a lower cost than competitors, thereby increasing sales, earnings and market share. The Company has also initiated a strategy to improve significantly its financial flexibility, strengthen its capital structure and enhance its liquidity to execute its growth initiatives.

    Increase Sales Through Best Value Strategy -- The Company has focused its product lines on products which it can manufacture at low cost relative to its competitors. The Company has rationalized its product lines and simplified its product designs, including increasing the number of interchangeable parts between models. This strategy has enabled the Company to offer many of its products at prices that it believes are often 10% to 15% below those offered by its competitors with virtually the same utility and marketability as the competition's products, thereby offering its customers a more attractive return on their invested capital. The key targets of this strategy are rental companies, Terex Lifting's primary customers, which are generally unable to charge a premium rental rate for equipment that has sophisticated, but nonessential features. The Company believes that by offering its customers a simplified product design at a lower price, it can increase sales and gain market share.

    Focus on Core Businesses -- Over the past several years the Company has focused on the growing and improving operations of its core lifting and earthmoving businesses and has expanded the size and scope of those operations through both acquisitions and new product development in order to increase the Company's market share. Management believes that these initiatives have helped insulate the Company from potential cyclical changes in any one market. In addition, these initiatives have expanded the Company's product lines, added new technology and improved the Company's distribution network.

    Growth through Acquisitions -- During the past several years, the Company has invested approximately $394.3 million to strengthen its core businesses through seven strategic acquisitions. The Company expects that acquisitions and new product development will continue to be important components of its growth strategy and is continually reviewing acquisition opportunities. As with its previous acquisitions, Terex will continue to pursue strategic acquisitions which complement the Company's core operations, offer cost reduction opportunities as well as distribution and purchasing synergies and provide product diversification.

    Reduce Costs and Improve Manufacturing Efficiency -- Over the past few years, the Company has initiated several programs to increase profitability through cost reductions and improved manufacturing efficiency. As part of this strategy, the Company evaluates every cost component of its existing and acquired businesses and typically (i) consolidates manufacturing operations,
(ii) increases the efficiency of manufacturing processes through improved material flow and outsourcing, (iii) reduces overhead and (iv) emphasizes those products that yield the highest margins, including the replacement parts and related business. Management believes it has established a philosophy of continuous cost reduction in all of its operations. Some recent examples of cost reduction initiatives are listed below.

                  o As a result of numerous cost  reduction  initiatives  at PPM
                    (as defined below), the Company has reduced total headcount at PPM from approximately 840 in May 1995 to approximately 590 at December 31, 1997 and reduced the number of employees categorized as indirect at PPM from approximately 430 in May 1995 to approximately 226 at December 31, 1997. During that same period, sales at PPM increased. In addition, by outsourcing certain welding operations at PPM's Conway, South Carolina telescopic mobile crane manufacturing facility, the Company believes it has achieved over $2 million of annualized savings.

                  o Cost  reductions  at certain of the former  subsidiaries  of
                    Simon Engineering plc (the "Simon Access Companies") acquired in April 1997 resulted in a reduction of headcount by approximately 130 during the 90 days immediately following the acquisition of the Simon Access Companies, primarily in indirect personnel. The Company estimates those initiatives reduced annual operating expenses by approximately $7 million and the Company anticipates further cost savings as the Simon Access Companies are more completely integrated into the Terex family.


                     Summary of Terms of the Exchange Offer

Registration Rights.....The Old Notes were sold by the Company (i) to  Qualified
                        Institutional Buyers (as defined in Rule 144A under the Securities Act) and (ii) to certain persons in offshore transactions in reliance transactions in reliance on Regulation S under the Securities Act. Credit Suisse First Boston Corporation, CIBC Oppenheimer Corp., Morgan Stanley & Co., Incorporated, Salomon Brothers Inc and BancBoston Securities Inc. were the initial purchasers of the Old Notes (the "Initial Purchasers"). In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of March 31, 1998 (the "Registration Rights Agreement"), providing for, among other things, the Exchange Offer.

The Exchange Offer......The Company is offering to  exchange  $1,000  principal amount of New Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted for exchange. The Company will issue the New Notes on or promptly after the Expiration Date. As of May 15, 1998, there was $150 million aggregate principal amount of Old Notes outstanding. See "The Exchange Offer."

Resale of the
  New Notes.............Based  on   an  interpretation  by   the  staff of   the
                        Commission set forth in no-action letters issued to third parties, including "K-III Communications Corporation" (available May 14, 1993), "Shearman & Sterling" (available July 2, 1993), "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991),

                        "Mary Kay Cosmetics, Inc." (available June 5, 1991) and "Warnaco, Inc." (available October 11, 1991), the Company believes that, except as described below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders (other than any such Holder which is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) such Holder is not engaged in, and does not intend to be engaged in, a distribution of the New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such other circumstances.

                        By tendering Old Notes in exchange for New Notes, each Holder will represent to the Company that: (i) it is not an affiliate of the Company as defined in Rule 405 under the Securities Act, (ii) any New Notes to be received by it will be acquired in the ordinary course of business and (iii) at the time of the commencement of this Exchange Offer it had no arrangement with any person to participate in a distribution of the New Notes and, if such Holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Notes. If a Holder of Old Notes is unable to make the foregoing representations, such Holder may not rely on the applicable interpretations of the Staff of the Commission as set forth in such no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

                        Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes and that it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute the New Notes in connection with any resale of the New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date, and ending on the close of business 180 days after the Expiration Date or, if earlier, when all New Notes held by a participating broker-dealer have been disposed of, it will make this Prospectus available to any participating broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                        This Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Old Notes (i) in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction or (ii) if any Holder is engaged or intends to engage in a distribution of the New Notes.

Expiration Date.........The Exchange  Offer will expire at 5:00 p.m.,  New York
                        City time, on September 11, 1998(30 calendar days following the commencement of the Exchange Offer), unless extended by the Company in its sole discretion which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes which are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date.

Interest on the
  New Notes and
  Old Notes.............The New Notes will bear  interest  at the rate of 8-7/8%
                        per annum and interest will be payable semi-annually on April 1 and October 1, commencing on October 1, 1998, to Holders of record on the immediately preceding March 15 and September 15. Holders of New Notes will receive interest on October 1, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes exchanged therefor from the most recent date to which interest has been paid to the date of exchange thereof. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

Procedures for
  Tendering Old Notes...Each  Holder of Old Notes wishing to accept the Exchange
                        Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation, to United States Trust Company of New York, as Exchange Agent (the "Exchange Agent"), at the address set forth herein and in the Letter of Transmittal.

Special Procedures for
  Beneficial Owners.....Any  beneficial  owner whose Old Notes are registered in the name of a broker,  dealer,  commercial  bank,  trust
                       company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in its own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
  Procedures............Holders of Old Notes who wish to tender  their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.......Tenders of Old Notes may be withdrawn  at any time prior to 5:00 p.m., New York City time, on the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange Offer -- Withdrawal of Tenders."

Certain Federal Income
  Tax Consequences......The  exchange  of the  Old  Notes  for the New  Notes should  not  constitute  a  taxable  exchange  for  U.S.
                        federal tax consequences. For a discussion of certain federal income tax consequences relating to the exchange of the New Notes for the Old Notes, see "Certain Federal Income Tax Consequences."

Exchange Agent..........United  States Trust  Company of New York,  the trustee under the Indenture, is acting as the Exchange Agent. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

Use of Proceeds.........The Company will not receive any proceeds from the
                        Exchange Offer.

              Summary of Terms of the New Notes and the Guarantees

     The Exchange Offer relates to the exchange of up to $150,000,000 aggregate principal amount of the Old Notes for an equal aggregate principal amount of New Notes. The form and terms of the New Notes will be the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes and the Guarantees."

Issuer..................Terex Corporation.

Securities Offered......$150,000,000  aggregate  principal   amount  of  8-7/8%
                        Senior Subordinated Notes due 2008.

Maturity................April 1,  2008.

Interest Rate...........The New Notes  will bear  interest  at 8-7/8%  per annum from the date of original issue.

Interest Payment
  Dates.................April 1 and October 1 of each year, commencing October
                        1, 1998.

Ranking.................The  New  Notes  will be unsecured  senior  subordinated obligations of the Company and, as such, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company, including the Company's new bank credit facility (the "New Bank Credit Facility"), pari passu in right of payment with all future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. As of March 31, 1998, the Company had approximately $413 million of Senior Indebtedness outstanding (excluding unused commitments) and approximately $574 million of indebtedness outstanding.

Guarantees..............The  New Notes will be jointly and severally  guaranteed on a senior subordinated basis by the existing and future domestic subsidiaries and, under certain circumstances, certain foreign subsidiaries of the Company. The guarantees of the Subsidiary Guarantors will be subordinated to all existing and future Senior Indebtedness of the Subsidiary Guarantors, including the obligations of the Subsidiary Guarantors under the New Bank Credit Facility. The New Notes will be effectively subordinated to all obligations of any subsidiary of the Company which is not a Subsidiary Guarantor. As of March 31, 1998, the Subsidiary
                        Guarantors had approximately $13 million of Senior Indebtedness outstanding (excluding unused commitments) and approximately $18 million of indebtedness outstanding, and subsidiaries of the Company that are not Subsidiary Guarantors had approximately $56 million of indebtedness outstanding.

Sinking Fund............None.

Optional Redemption.....The New Notes are  redeemable,  in whole or in part, at the option of the Company at any time on or after April 1, 2003, at the redemption prices set forth in this Prospectus, plus accrued interest to the date of redemption. In addition, at any time or from time to time prior to April 1, 2001, the Company may, at its option, redeem up to $50 million of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings (as defined in the Indenture) at a redemption price equal to 108.875% of the principal amount thereof, plus accrued interest to the date of redemption; provided, however, that at least $97.5 million in aggregate principal amount of the Notes remains outstanding after each such redemption.

Change of Control.......Upon the  occurrence  of a Change of  Control  (as defined in the Indenture), the Company is required, subject to certain conditions, to offer to purchase the New Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes-- Change of Control."

Covenants...............The  Indenture  pursuant  to which  the New  Notes  will be issued contains certain covenants, that, among other things, will limit the ability of the Company and its Restricted Subsidiaries (as defined) to incur indebtedness and liens, pay dividends and make other payments, consummate mergers and asset sales, enter into related party transactions and make investments. Such covenants are subject to important qualifications and limitations. See "Description of the Notes-- Certain Covenants."

Absence of a Public
  Market for the
  New Notes.............The New Notes  will be new  securities  for  which there currently is no market. The Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, there can be no assurance as to the future development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. See "Plan of Distribution."


           Consequences of Exchanging or Failure to Exchange Old Notes

         Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon and in the Indenture as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities law. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. In addition, upon consummation of the Exchange Offer, holders of the Old Notes that remain outstanding will not be entitled to any rights under the Registration
Rights Agreement that by their terms terminate or cease to have further effectiveness as result of the making of this Exchange Offer. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes are eligible for trading in the PORTAL market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected. The Company does not currently anticipate that it will register under the Securities Act the resale of any Old Notes that remain outstanding after consummation of the Exchange Offer. See "Description of the Notes-- Registration Rights." The Company will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to this Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery Act. Each broker-dealer that receives New Notes for its own account pursuant to this Exchange Offer must represent to the Company that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so representing and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 90th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes."


                                  Risk Factors

     See "Risk Factors" for a discussion of certain factors that should be considered in connection with the Exchange Offer and an investment in the New Notes.

                                  RISK FACTORS

     In addition to other matters described in this Prospectus, the following should be carefully considered in connection with the Exchange Offer and an investment in the New Notes:

Holders Responsible for Compliance with Exchange Offer
Procedures; No Notice of Defects or Irregularities

     Issuance of the New Notes in exchange for Old Notes pursuant to this Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tender of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted for exchange will, following the consummation of this Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of this Exchange Offer, the Company's obligation to register the Old Notes will terminate. See "The Exchange Offer."

Significant Leverage

    As of March 31, 1998, the Company had outstanding indebtedness of approximately $574 million, and the ratio of the Company's indebtedness to total capitalization was approximately 95%. This substantial leverage has several important consequences, including the following: (i) a substantial portion of the Company's net cash provided by operating activities, will be dedicated to servicing its indebtedness, and (ii) the Company's ability to withstand competitive pressures, adverse economic conditions and adverse changes in governmental regulations, to make acquisitions, and to take advantage of significant business opportunities that may arise, may be negatively affected. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company is unable to generate sufficient operating cash flow in the future to service its debt, it may be required to refinance all or a portion of such debt or to obtain additional financing. There can be no assurance, however, that any refinancing would be possible or that any additional financing could be obtained. In addition, because certain of the Company's obligations, including indebtedness under the New Bank Credit Facility, bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the ability of the Company to meet its debt service obligations. The Company has entered into certain interest protection arrangements with respect to a portion of its indebtedness under the New Bank Credit Facility that will be designed to place a cap on the interest rates payable thereon.

Restrictions Imposed by the Terms of the Company's Indebtedness

     The Indenture and the New Bank Credit Facility impose upon the Company certain financial and operating covenants, including, among others, restrictions on the ability of the Company to incur debt, pay dividends or take certain other corporate actions. In addition, the New Bank Credit Facility requires that the Company maintain certain financial ratios and provides for limitations on capital expenditures. The foregoing covenants may restrict the Company's ability to borrow additional funds, dispose of assets or otherwise pursue its business strategies, and may impair the Company's ability to obtain additional financing to fund future working capital requirements, capital expenditures, acquisitions and other general corporate purposes. Changes in economic or business conditions, results of operations or other factors could in the future cause the Company to violate one or more covenants in the Company's debt instruments.

Industry Cyclicality and Substantial Competition

    Sales of products manufactured and sold by the Company have historically been subject to substantial cyclical variation extending over a number of years based on general economic conditions. Downward cycles result in reductions in product sales which could adversely impact the Company's results of operations. The Company recognizes the potential adverse impact of cyclical variations in sales of products and has taken a number of steps to reduce its fixed costs to decrease the impact of cyclicality.

    The markets in which the Company competes are highly competitive. To compete successfully, the Company must remain competitive in the areas of quality, price, product line, ease of use, safety, comfort and customer service. Many of the Company's competitors have greater financial resources than the Company.

Subordination of Notes and the Guarantees of Subsidiaries

    The Old Notes are, and the New Notes will be, subordinated in right of payment in full to the prior payment, when due, of all existing and future Senior Indebtedness (as defined in the Indenture) of the Company including indebtedness under the New Bank Credit Facility. The guarantees of the Subsidiary Guarantors will be subordinated in right of payment in full to the prior payment, when due, of all existing and future Senior Indebtedness of each Subsidiary Guarantor, including obligations under the New Bank Credit Facility. As a result of such subordination, in the event of the bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default under the Indenture or certain other events, the assets of the Company and any Subsidiary Guarantor will be available to pay obligations on the Notes only after all Senior Indebtedness of the Company and such Subsidiary
Guarantor, as the case may be, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes then outstanding. As of March 31, 1998, the Company had approximately $413 million of Senior Indebtedness outstanding (excluding unused commitments) and approximately $574 million of indebtedness outstanding, and the Subsidiary Guarantors had approximately $13 million of Senior Indebtedness outstanding (excluding unused commitments) and approximately $18 million of indebtedness outstanding. In addition, the Old Notes are, and the New Notes will be, effectively subordinated to all obligations of any subsidiary of the Company which is not a Subsidiary Guarantor. As a result, the holders of any indebtedness of the Company's foreign subsidiaries or any other subsidiary of the Company which is not a Subsidiary Guarantor will be entitled to payment thereof from the assets of such subsidiaries prior to the holders of any general unsecured obligations of the Company, including the Notes. As of March 31, 1998, subsidiaries of the Company that are not Subsidiary Guarantors had approximately $56 million of indebtedness outstanding. In addition, the Company may not make any payments in respect of the Notes during the continuance of a payment default under any Designated Senior Indebtedness (as defined herein). Moreover, if certain non-payment defaults exist under any Designated Senior Indebtedness, the Company may not make any payments in respect of the Notes for a specified period of time.

     The Old Notes and the related guarantees of the Subsidiary Guarantors are not, and the New Notes and the related guarantees of the Subsidiary Guarantors will also not be, secured and will be effectively subordinated to secured obligations of the Company and the Subsidiary Guarantors to the extent of the assets securing such obligations. The obligations of the Company under the New Bank Credit Facility, the obligations of the Subsidiary Guarantors as guarantors of any outstanding Senior Secured Notes and the obligations of the Subsidiary Guarantors under the New Bank Credit Facility are secured by a security interest in substantially all of the property of the Company and such Subsidiary Guarantors, including inventory, equipment, receivables and intangible assets such as licenses, trademarks and customer lists. If the Company becomes insolvent or is liquidated, or if payment under any outstanding Senior Secured Notes or the New Bank Credit Facility is accelerated, the holders of any outstanding Senior Secured Notes or the lenders under the New Bank Credit Facility, as the case may be, would be entitled to exercise the remedies available to a secured lender. Accordingly, such lenders will have a prior claim on such assets of the Company and the Subsidiary Guarantors over the holders of the Notes.

Fraudulent Transfer Considerations

    The obligations of any Subsidiary Guarantor under the Indenture may be subject to review under applicable fraudulent transfer or similar laws, in the event of the bankruptcy or other financial difficulty of any such person. In the United States, under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of any such person, such as a trustee in bankruptcy or any such person as debtor in possession, were to find under relevant law that at the time such person incurred its obligations under its guarantee or pledged its assets, it (i) received less than fair consideration or reasonably equivalent value therefor, and (ii) either (a) was insolvent, (b) was rendered insolvent, (c) was engaged or about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (d) intended to incur, or believed or reasonably should have believed, that it would incur debts beyond its ability to pay as such debts matured, such court could void such obligations under its guarantee and direct the return of any amounts paid with respect thereto or take other action detrimental to the Holders. Moreover, regardless of the factors identified in the foregoing clauses
(i) and (ii), a court could take action if it found that the guarantee was entered into with actual intent to hinder, delay, or defraud creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

    There can be no assurance as to what standard a court would apply in order to determine whether a Subsidiary Guarantor was "insolvent" upon consummation of the Exchange Offer, or upon the incurrence of the subsidiary guarantees or that, regardless of the method of valuation, a court would not determine that one or more Subsidiary Guarantors was insolvent as a result of the foregoing.

The O&K Acquisition; Acquisition Strategy; Integration of Acquired Businesses

    The recently completed O & K Acquisition will require the integration of the manufacturing, administrative, finance, sales and marketing organizations of O&K Mining into the Company, as well as the integration of and coordination of O&K Mining's sales efforts with those of the Company. This will require substantial attention from the Company's management team. The diversion of management attention and any other difficulties encountered in the integration process could have an adverse impact on the revenue and operating results of the Company. In addition, there can be no assurance that the Company will be able to integrate fully the respective business operations of the Terex Earthmoving business segment and O&K Mining or to realize fully the cost reductions the Company expects to achieve. The estimates of potential cost savings are forward looking statements that are inherently uncertain. Actual cost savings could differ materially from those anticipated. All of these forward looking statements are based on the estimates and assumptions made by management of the Company which, although believed to be reasonable, are inherently uncertain and difficult to predict. There also can be no assurance that unforeseen costs and expenses or other factors may not offset any cost savings. If the Company is not successful in integrating such operations and achieving such cost reductions, the business of the Company may be adversely affected.

    The Company expects to continue a strategy of identifying and acquiring businesses with complementary products and services which could be expected to enhance the Company's operations and profitability. Future acquisitions may be financed by internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of any of the foregoing. There can be no assurance, however that the Company will continue to identify suitable new acquisition candidates, obtain financing necessary to complete such acquisitions or acquire businesses on satisfactory terms, or that any business acquired by the Company will be integrated successfully into the Company's operations or prove to be profitable. See "-- Significant Leverage" and "-- Restrictions Imposed by the Terms of the Company's Indebtedness." Successful integration of businesses acquired will depend, in part, on the
Company's   ability  to  manage  these   additional   businesses  and  eliminate
redundancies and excess costs. Material failure or substantial delay in accomplishing such integration could have a material adverse effect on the Company's results of operations and financial condition.

Tax Audit Issues

    The Internal Revenue Service (the "IRS") is currently examining the Company's Federal tax returns for the years 1987 through 1989. In December 1994, the Company received an examination report from the IRS proposing a substantial tax deficiency. The examination report raised a variety of issues, including the Company's substantiation for certain deductions taken during this period, the Company's utilization of certain net operating loss carryovers ("NOLs") and the availability of such NOLs to offset future taxable income. The Company filed an administrative appeal to the examination report in April 1995. In June 1996, the Company was advised that the matter was being referred back to the audit division of the IRS. The IRS is currently reviewing information provided by the Company. The ultimate outcome of this matter is subject to the resolution of significant legal and factual issues. Given the stage of the audit, and the number and complexity of the legal and administrative proceedings involved in reaching a resolution of this matter, it is unlikely that the ultimate outcome, if unfavorable to the Company, will be determined for at least several years. If the IRS were to prevail on all the issues raised, the amount of the tax assessment would be approximately $56 million plus penalties of approximately $12.8 million and interest through March 31, 1998 of approximately $98.6 million. The penalties asserted by the IRS are calculated as 20% of the amount of the tax assessed for fiscal year 1987 and 25% of the tax assessed for each of fiscal years 1988 and 1989. Interest on the amount of tax assessed and penalties is currently accruing at a rate of 10% per annum. The applicable annual rate of interest has historically varied from 7% to 12%.

    If the Company were required to pay a significant portion of the assessment with related interest and penalties, such payment might exceed the Company's resources. In such event, the viability of the Company would be placed in jeopardy, and it is uncertain that the Company could, through financing or otherwise, obtain the funds required to pay such assessment, interest, and applicable penalties. Management believes, however, that the Company will be able to provide adequate documentation for a substantial portion of the deductions questioned by the IRS and that there is substantial support for the Company's past and future utilization of the NOLs. Based upon consultation with its tax advisors, management believes that the Company's position will prevail on the most significant issues. Accordingly, management believes that the outcome of the examination will not have a material adverse effect on its financial condition or results of operations, but may result in some reduction in the amount of the NOLs available to the Company. No additional accruals have been made for any amounts which might be due as a result of this matter because the possible loss ranges from zero to $56 million plus interest and penalties, and the ultimate outcome cannot be determined or estimated at this time. No reserves are being expensed to cover the potential liability.

Continuation of Net Operating Loss Carryovers

    As of December 31, 1997, the Company had federal NOLs of approximately $290.5 million. The Company would be subject to an annual limitation (described below) on its ability to utilize its NOLs to offset future taxable income if the Company undergoes an ownership change (an "Ownership Change") within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382"). Generally, an Ownership Change is deemed to occur if the aggregate cumulative increase in the percentage ownership of the capital stock of the Company (which generally includes for this purpose, but is not limited to, the common stock and certain options and warrants) by persons owning 5% or more of such capital stock and certain public groups (within the meaning of Section 382) is more than 50 percentage points in any three-year testing period. In the event of an Ownership Change, the Company's utilization of its NOLs would be limited to an annual amount (without extending the applicable 15-year carryforward period for NOLs) equal to the product of the fair market value of the Company immediately before such Ownership Change (as determined pursuant to Section 382, which may provide for certain reductions in value) multiplied by the long-term tax-exempt rate, which is an interest-indexed rate that is published monthly by the IRS and which is approximately 5.05% as of the date of this Prospectus. NOLS arising after the date that any Ownership Change occurs will be unaffected by such Ownership Change.

    It is impossible for the Company to ensure that an Ownership Change will not occur in the future, in part because the Company has no ability to restrict the acquisition or disposition of the Company's capital stock by persons whose ownership could cause an Ownership Change. In this regard, the Company has entered into an agreement, dated June 27, 1997 (the "Standstill Agreement"), with Mr. Randolph W. Lenz, the former Chairman of the Board of the Company, and certain of his affiliates, who together beneficially own approximately 10% of the Company's common stock, which places certain limitations on the ability of Mr. Lenz and such affiliates to acquire, sell or otherwise dispose of shares of the Company's capital stock. However, there can be no assurance that the Standstill Agreement will in fact prevent an Ownership Change from occurring. In addition, the Company may in the future take certain actions which, alone or coupled with other events, could give rise to an Ownership Change, if in the exercise of the business judgment of the Company such actions (which may include future issuances of equity securities) are necessary or desirable. If an Ownership Change were to occur, the NOL annual limitation under Section 382 could substantially reduce the Company's future after-tax earnings and cash flow.

Reliance on Key Management

    The success of the Company's business is dependent upon the management and leadership skills of Ronald M. DeFeo, the Company's Chairman of the Board, President and Chief Executive Officer. The Company does not have an employment agreement with Mr. DeFeo and the loss of his services could have a material adverse effect on the Company.

SEC Investigation

    In March 1994, the Commission initiated a private investigation, which included the Company and certain of its present and former officers and affiliates, to determine whether violations of certain aspects of the Federal securities laws had occurred. To date, the inquiry of the Commission has primarily focused on accounting treatment and reporting matters relating to various transactions which took place in the late 1980s and early 1990s. The Company is cooperating with the Commission in its investigation. The Company has recently been advised by the Staff of the Commission that it has been authorized by the Commission to institute an administrative proceeding against the Company and certain of its present and former officers and affiliates. Based on information currently available to the Company, it is the Company's understanding that if a proceeding were to be brought, the Staff intends to seek an order to cease and desist violations of the Federal securities laws (without monetary penalties) based on claims relating to accounting treatment and reporting matters with respect to the Company's financial statements for the years ended December 31, 1990 and 1991, as well as the Company's Proxy Statement covering the 1992 fiscal year. It is not possible at this time to determine the outcome of the Commission's investigation.

Environmental and Related Matters

     The Company generates hazardous and nonhazardous wastes in the normal course of its manufacturing operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and
(ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has, and will, require expenditures by the Company on a continuing basis. The Company does not expect that these expenditures will have a material adverse effect on its financial condition or results of operations.

Foreign Currencies; International Operations

    The Company's products are sold in over 50 countries around the world and, accordingly, revenues of the Company are generated in foreign currencies, while the costs associated with those revenues are only partly incurred in the same currencies. The major foreign currencies, among others, in which the Company conducts business are the Pound Sterling, the French Franc and Deutsche Mark. Costs of the Company are primarily incurred in the same currencies and in percentages which are not materially different from the revenue percentages. Since the Company's financial statements are denominated in U.S. dollars, changes in exchange rates between the dollar and other currencies have had and will have an impact on the reported results of the Company. To date, this impact has not been material on the earnings of the Company. The Company may, from time to time, hedge specifically identified committed transactions in foreign currencies using forward currency sale or purchase contracts. The Company has not engaged in any speculative or profit motivated hedging activities. Although revenues and costs of the Company may be partially hedged, currency fluctuations will impact the Company's financial performance in the future.

    International operations are also subject to a number of potential risks, including, among others, currency exchange controls, labor unrest, regional economic uncertainty, political instability, restrictions on transfer of funds (including by dividend), export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support and potentially adverse tax consequences. There can be no assurance that these factors will not have an adverse effect on the Company or its international operations or sales in the future.

Purchase of Notes on Change of Control

    Upon the occurrence of a Change of Control (as defined in the Indenture), each Holder will have the right to require the Company to make an offer to repurchase all or any portion of such Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. The occurrence of a Change of Control likely would constitute an event of default under the New Bank Credit Facility that would permit the lenders to accelerate the debt under the New Bank Credit Facility. In such event, the Company likely would attempt to refinance the indebtedness outstanding under the New Bank Credit Facility and the Notes. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required purchases of the Notes tendered and to repay indebtedness under the New Bank Credit Facility. See "Description of the Notes -- Change of Control."

Lack of Public Market

    The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued in March 1998 to the Initial Purchasers and resold in transactions not requiring registration under the Securities Act or applicable state securities laws, including sales pursuant to Rule 144A and Regulation S. The Old Notes are eligible for trading on the PORTAL market. The New Notes will be new securities for which there currently is no market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the future development or liquidity of any market for the New Notes. If a trading market develops for the New Notes, future trading prices of such securities will depend on many factors, inducing, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealer Automated Quotation System.

                                   THE COMPANY

    Terex is a global manufacturer of a broad range of construction and mining related capital equipment. The Company strives to manufacture high quality machines which are low cost, simple to use and easy to maintain. The Company's principal products include telescopic mobile cranes, aerial work platforms, utility aerial devices, telescopic material handlers, truck mounted mobile cranes, rigid and articulated off-highway trucks and high capacity surface mining trucks, large hydraulic mining shovels and related components and replacement parts. The Company's products are manufactured at 16 plants in the United States and Europe and are sold primarily through a worldwide network of dealers in over 750 locations to the global construction, infrastructure and surface mining markets.

    The Company's operations began in 1983 with the purchase of Northwest Engineering Company, the Company's original business and name. Since 1983, management has expanded and changed the Company's business through a series of acquisitions and dispositions. In 1988, Northwest Engineering Company merged into a subsidiary acquired in 1986 named Terex Corporation, with Terex Corporation as the surviving entity. As a result of the completion of the PPM Acquisition (as defined below) in May 1995, the Company's operations were divided into three principal segments: Material Handling, Heavy Equipment and Mobile Cranes. On November 27, 1996, the Company completed the sale of its worldwide material handling segment, which was originally acquired in July 1992, and currently the Company operates in two business segments: Terex Lifting (formerly known as Terex Cranes) and Terex Earthmoving (formerly known as Terex Trucks). The principal executive offices of the Company are located at 500 Post Road East, Westport, Connecticut 06880 and its telephone number is (203) 222-7170.

    Terex Lifting manufactures and sells telescopic mobile cranes (including rough terrain, truck and all terrain mobile cranes), aerial work platforms (including scissor, articulated boom and straight telescoping boom aerial work platforms), utility aerial devices (including digger derricks and articulated aerial devices), telescopic material handlers (including container stackers, scrap handlers and telescopic rough terrain boom forklifts), truck mounted cranes (boom trucks) and related components and replacement parts. These products are primarily used by construction and industrial customers and utility companies. Terex Lifting is comprised of a number of divisions and subsidiaries.

    Terex Lifting was established as a separate business segment as a result of the acquisition (the "PPM Acquisition") in May 1995 of substantially all of the shares of P.P.M. S.A. and certain of its subsidiaries, including P.P.M. SpA, Brimont Agraire S.A., a specialized trailer manufacturer in France, PPM Krane GmbH, a sales organization in Germany, and Baulift Baumaschinen Und Krane Handels GmbH, a parts distributor in Germany (collectively, "PPM Europe"), from Potain S.A., and all of the capital stock of Legris Industries, Inc., which owned 92.4% of the capital stock of PPM Cranes, Inc. ("Terex Lifting -- Conway Operations"; PPM Europe and Terex Lifting -- Conway Operations are collectively referred to herein as "PPM") from Legris Industries, S.A. Concurrently with the completion of the PPM Acquisition, the Company contributed the assets (subject to liabilities) of its Koehring Cranes and Excavators and Mark Industries division to Terex Cranes, Inc., a wholly-owned subsidiary of the Company. The former division now operates as Koehring Cranes, Inc., a wholly owned subsidiary of Terex Cranes, Inc.

    During 1997, the Company completed two acquisitions to augment its Terex Lifting segment. On April 7, 1997, the Company completed the acquisition of substantially all of the capital stock of certain of the former subsidiaries of Simon Engineering plc for $90 million (subject to adjustment under certain circumstances). The Simon Access Companies consist principally of business units in the United States and Europe engaged in the manufacture, sale and worldwide distribution of access equipment designed to position people and materials to work at heights. The Simon Access Companies' products include utility aerial devices, aerial work platforms and truck mounted cranes (boom trucks) which are sold to customers in the industrial and construction markets, as well as utility companies. Specifically, the Company acquired 100% of the outstanding common stock of (i) Simon Telelect, Inc. (now named Terex-Telelect, Inc.), a Delaware corporation, (ii) Simon Aerials, Inc. (now named Terex Aerials, Inc.), a Wisconsin corporation and parent company of Terex-RO Corporation ("Terex RO"),
(iii) Sim-Tech Management Limited, a private limited company incorporated under the laws of Hong Kong, (iv) Simon Cella, S.r.1., a company incorporated under the laws of Italy, and (v) Simon Aerials Limited (now named Terex Aerials Limited), a company incorporated under the laws of Ireland; and 60% of the outstanding common stock of Simon-Tomen Engineering Company Limited, a limited liability stock company organized under the laws of Japan. On April 14, 1997, the Company completed the acquisition of all of the capital stock of Baraga Products, Inc. and M&M Enterprises of Baraga, Inc. (together, the "Square Shooter Business"), which manufacture the Square Shooter, a rough terrain telescopic lift truck designed to lift materials to heights where they are used in construction.

     On May 4, 1998, the Company purchased all of the outstanding shares of Holland Lift International BV ("Holland Lift") for a purchase price of approximately $4.35 million. Holland Lift, which is headquartered just outside Amsterdam, the Netherlands, manufactures and sells self-propelled scissor lifts (commonly referred to as aerial work platforms).

    Terex Earthmoving currently manufactures and sells articulated and rigid off-highway trucks and high capacity surface mining trucks, and related components and replacement parts. These products are used primarily by construction, mining and government customers. On January 5, 1998, the Company also acquired Payhauler Corp. ("Payhauler"), which manufactures and markets 30 and 50 ton all wheel drive rigid frame trucks designed to move material in more severe operating conditions than a standard rear wheel drive rigid frame truck. On March 31, 1998, the Company purchased all of the outstanding shares of O&K Mining from O&K Orenstein & Koppel AG for net aggregate consideration of approximately $168 million, subject to certain post-closing adjustments. O&K Mining is engaged in the manufacture, sale and worldwide distribution of heavy duty hydraulic excavators primarily used to load coal, copper ore, iron ore, other mineral-bearing materials or rocks into trucks. These products are used by mining equipment contractors, mining and quarrying companies and large construction companies involved in infrastructure projects worldwide. Terex Earthmoving is comprised of Terex Equipment Limited ("TEL"), located in Motherwell, Scotland, Unit Rig ("Unit Rig"), located in Tulsa, Oklahoma, Payhauler, located in Batavia, Illinois, and O&K Mining, located in Dortmund, Germany.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     The Old Notes were sold by the Company on March 31, 1998 to the Initial Purchasers with further distribution permitted only to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and (ii) persons in offshore transactions in reliance on Regulation S under the Securities Act. In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement which requires the Company to file with the Commission the registration statement of which this Prospectus is a part within 60 days of the date of the issuance of the Old Notes (the "Issuance Date") with respect to a registered offer to exchange the Old Notes for New Notes, identical in all material respects to the Old Notes, and to use its best efforts to cause such registration statement to become effective under the Securities Act within 150 days of the Issuance Date. The Company will keep the Exchange Offer open for not less than 30 days after the date notice of the Exchange Offer is mailed to the Holders. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed bond power from the registered Holder.

Resale of New Notes

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, including "K-III Communications Corporation" (available May 14, 1993), "Shearman & Sterling" (available July 2,
1993), "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991) and "Warnaco, Inc." (available October 11, 1991), the Company believes that, except as described below, the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such Notes (other than any such Holder which is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that, (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, and (iii) such Holder is not engaged in, and does not intend to engage in, a distribution of such New Notes. The Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such other circumstances. By tendering Old Notes for New Notes, each Holder will represent to the Company, that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receive such New Notes, whether or not such person is the Holder, (ii) if such Holder is not a broker-dealer, neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes within the meaning of the Securities Act, and (iv) neither the Holder nor any such other person is an affiliate of the Company. In the event that any Holder of Old Notes cannot make the requisite representations to the Company, such holder cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of New Notes only as specifically set forth herein.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes, and that it has not entered into any arrangement or understanding with the Company or any affiliate of the Company to distribute New Notes in connection with any resale of such New Notes. See "Plan of Distribution."

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $150 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of Old Notes. There will be no fixed record date for determining registered Holders of Old Notes entitled to participate in the Exchange Offer. The Exchange Offer is not conditioned with any minimum principal amount of Old Notes being tendered for exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions, as described under "-- Conditions".

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such Holders have under the Indenture and the Registration Rights Agreement.

     The Company shall be deemed to have accepted for exchange properly tendered Old Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of the Indenture. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Notes from the Company.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " -- Fees and Expenses."

Expiration Date; Extensions; Amendments

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on September 11, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Notwithstanding any extension of the Exchange Offer, if the Exchange Offer is not consummated by September 28, 1998, the interest rate borne by the Old Notes shall be increased by one-half of one percent (0.5%) per annum until the Exchange Offer is consummated.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the Holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted, if any of the conditions set forth below under " -- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, if required by law, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones news service.

Interest on the New Notes

     The New Notes will bear interest at 8-7/8% per annum from the date of original issue. Interest on the New Notes will be payable semi-annually, in arrears, on April 1 and October 1 of each year, commencing on October 1, 1998. Holders of New Notes will receive interest on October 1, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof for New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

Conditions

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any New Notes for, any Old
Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer, or

     (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer, or

     (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right, shall be deemed an ongoing right which may be asserted at any time and from time to time.

Procedures for Tendering

     Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under " -- Exchange Agent".

     The tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT

TO  THE  COMPANY.  HOLDERS  MAY  REQUEST  THEIR  RESPECTIVE  BROKERS,   DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR AND ON BEHALF OF SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes should contact the registered Holder promptly and instruct such Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in its name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (each, an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, in satisfactory form as determined by the Company in its sole discretion, signed by such Holder as such Holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    While the Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, (ii) as set forth above under " -- Conditions," to terminate the Exchange Offer, or (iii) redeem the Old Notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes--Optional Redemption," or (iv) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

             (a) The tender is made through an Eligible Institution;

             (b) On or prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal and the Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

             (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Old Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the principal amount of such Old Notes and, in the case certificates representing the Old Notes have been tendered, registered number or numbers and or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have United States Trust Company of New York, the trustee with respect to the Old Notes (the "Trustee"), register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder (or, is the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" and "--Book-Entry Transfer" at any time prior to the Expiration Date.

Exchange Agent

         United States Trust Company of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:            By Overnight Courier or By Hand,
                                              After 4:30pm:

United States Trust Company of New York     United States Trust Company of
P.O. Box 844, Cooper Station                  New York
New York, New York 10276-0844               770 Broadway, 13th Floor
Attention:  Corporate Trust Services        New York, New York 10003
                                            Attention: Corporate Trust Services

By Hand Prior to 4:30 pm:                   By Facsimile:

United States Trust Company of New York     (212) 780-0592
111 Broadway, Lower Level                   Attention: Corporate Trust Services
New York, New York 10006                    Confirm by telephone:(800) 548-6565
Attention:  Corporate Trust Services

Fees and Expenses

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile, or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $75,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Consequences of Failure to Exchange

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon and in the Indenture as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities law.
Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, or (iv) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. The Company does not currently anticipate that it will register under the Securities Act the resale of any Old Notes that remain outstanding after consummation of the Exchange Offer. However, generally, (i) if any Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following consummation of the Exchange Offer or
(ii) if any holder of Old Notes is not eligible to participate in the Exchange Offer or, in the case of any holder of Old Notes that participates in the Exchange Offer, does not receive freely tradeable Exchange Notes in exchange for Old Notes, the Company is obligated to file a registration statement on the appropriate form under the Securities Act relating to the Old Notes held by such persons.

Accounting Treatment

     The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

                                 USE OF PROCEEDS

The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the forms and terms of which are identical, in all material respects, to the New Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company. Proceeds from the sale of the privately placed Old Notes were used to finance a portion of the aggregate consideration for the O&K Acquisition and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1998. The table should be read in conjunction with the historical consolidated financial statements and related notes incorporated by reference in this Prospectus.

                                                          As of March 31, 1998
                                                          (dollars in millions)

  Cash and cash equivalents................................   $   58.5
                                                              =========
  Notes payable and current portion of long-term
    debt...................................................   $   19.3
  Long-term debt, less current portion (1).................      554.2
  Minority interest, including redeemable
    preferred stock of a subsidiary........................        0.6
  Stockholders' Equity
    Warrants to purchase common stock......................        0.8
    Equity rights..........................................        3.2
    Common stock, $0.01 par value-- authorized
       30 million shares; 20,644,649 shares
       issued and outstanding..............................        0.2
    Additional paid-in capital.............................      179.0
    Accumulated deficit....................................     (139.3)
    Pension liability adjustment...........................       (1.8)
    Cumulative translation adjustment......................      (14.1)
                                                              --------
       Total Stockholders' Equity..........................       28.0
                                                              ---------
            Total Capitalization...........................   $  602.1
                                                              =========

(1) Includes $150.0 million principal amount of Old Notes.  See
    "Description of the Notes".

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (Dollars in millions, except per share amounts)

The selected historical consolidated financial data of the Company set forth below as of and for the five years ended December 31, 1997 have been derived from the audited historical consolidated financial statements of the Company and the related notes thereto incorporated by reference in this Prospectus. The selected historical consolidated financial data as of and for the three month period ended March 31, 1997 and 1998 have been derived from the unaudited interim financial statements of the Company and the related notes thereto incorporated by reference in this Prospectus. Operating results for interim periods are not necessarily indicative of results for the entire fiscal year. The following data should be read in conjunction with the historical financial statements of the Company and the related notes thereto incorporated by reference in this Prospectus.

                                                      Year Ended December 31,                         March 31,
                                   ---------  ---------  ---------  ---------    ---------     ----------   ----------
                                     1993       1994       1995       1996         1997           1997         1998
                                   ---------  ---------  ---------  ---------    ---------     ----------   ----------

Income Statement Data:
Net sales..........................$ 274.7    $ 314.1    $  501.4   $  678.5     $  842.3      $  176.3     $  260.6
Cost of goods sold.................  242.2      266.0       431.0      609.3 (3)    702.7         148.8        215.8
                                   --------   --------   --------   ---------    ---------     ----------   ----------
Gross profit.......................   32.5       48.1        70.4       69.2 (3)    139.6          27.5         44.8
Engineering, selling and
  administrative expenses..........   40.7       37.7        57.6       64.1 (4)     68.5          14.1         21.0
                                   --------   --------   --------   ---------    ---------     ----------   ----------
Income (loss) from operations......   (8.2)      10.4        12.8        5.1 (5)     71.1          13.4         23.8
Interest income....................    0.9        0.5         0.7        1.2          0.9           0.6          0.1
Interest expense...................  (30.0)     (28.3)      (38.7)     (44.8)(6)    (39.4)         (9.5)        (8.8)
Amortization of debt issuance
  costs............................   (3.4)      (2.3)       (2.3)      (2.6)        (2.6)         (0.7)        (0.5)
Gain on sale of stock of
  former subsidiary................    3.0       26.0         1.0        ---          ---
Other income (expense), net........   (3.0)      (1.4)       (5.6)      (1.1)         1.0           0.3         ---
                                   --------   --------   ---------  ----------   ---------     ----------   ----------
Income (loss) from continuing
  operations before income taxes
  and extraordinary items..........  (40.7)       4.9       (32.1)     (42.2)        31.0           4.1         14.6
Provision for income taxes.........   ---        ---         ---       (12.1)(7)     (0.7)         (0.2)        (0.2)
                                   --------   --------   ---------  ---------    ---------     ----------   ----------
Income (loss) from continuing
  operations before
  extraordinary items..............  (40.7)       4.9       (32.1)     (54.3)        30.3           3.9         14.4

Income (loss) from
  discontinued operations..........  (24.3)      (3.7)        4.4      102.0 (8)     ---          ---           ---
                                   --------   --------   ---------  ---------    ---------     ----------   ----------
Income (loss) before
  extraordinary items..............  (65.0)       1.2       (27.7)      47.7         30.3           3.9         14.4
Extraordinary loss on
  retirement of debt...............   (1.5)      (0.7)       (7.5)      ---         (14.8)        ---          (38.3)
                                   --------   --------   ---------  ---------    ---------     ----------   ----------
Net income (loss).................   (66.5)       0.5       (35.2)     47.7          15.5           3.9        (23.9)
Less preferred stock accretion.....   (0.2)      (6.0)       (7.3)    (22.9)(9)     (4.8)(10)      (0.4)        ---
                                   --------   --------   ---------  ---------    ---------     ----------   ----------

Income (loss) applicable to
  common stock.....................$ (66.7)   $  (5.5)   $  (42.5)  $  24.8      $   10.7     $     3.5     $   23.9
                                   ========   ========   =========  =========    =========    ==========    ==========

Per Common and Common
 Equivalent Share(1):
   Basic
    Income (loss) from continuing
      operations..................$  (4.11)   $  (0.10)  $   (3.79)  $ (6.54)    $    1.57     $    0.26    $    0.70
    Income (loss) from
      discontinued operations.....   (2.44)      (0.36)       0.42       8.64        ---           ---          ---
                                  ---------   ---------   ---------   ---------  -----------   ---------    ----------
    Income (loss) before
      extraordinary items.........   (6.55)      (0.46)      (3.37)      2.10         1.57          0.26         0.70
                                  ---------   ---------   ---------   ---------  -----------   ---------    ----------
    Extraordinary loss on
      retirement of debt..........   (0.15)      (0.07)      (0.72)      ---         (0.91)        ---          (1.86)
                                  ---------   ---------   ---------   ---------  -----------   ---------    ----------
    Net income (loss).............$  (6.70)   $  (0.53)   $  (4.09)   $  2.10    $    0.66     $    0.26    $   (1.16)
                                  =========   =========   =========   =========  ===========   =========    ==========
  Diluted
    Income (loss) from
      continuing operations.......$  (4.11)   $  (0.10)   $  (3.79)   $ (5.81)   $    1.44     $    0.24    $    0.65

    Income (loss) from
      discontinued operations.....   (2.44)      (0.36)       0.42       7.67        ---           ---          ---
                                  ---------   ---------   ---------   ---------  -----------   ----------   ----------

    Income (loss) before
      extraordinary items.........   (6.55)      (0.46)      (3.37)      1.86         1.44          0.24         0.65
    Extraordinary loss on
      retirement of debt..........   (0.15)      (0.07)      (0.72)     ---          (0.84)        ---          (1.73)
                                  ---------   ---------   ---------   ---------  -----------   ----------   ----------

    Net income (loss).............$  (6.70)   $  (0.53)   $  (4.09)   $  1.86    $    0.60     $    0.24    $   (1.08)
                                  =========   ========    =========   =========  ===========   ==========   ==========
Average Number of Common and
  Common Equivalent Shares Outstanding
  in Per Share Calculation
  (in millions)...................
    Basic.........................   10.0        10.3        10.4       11.8         16.2          13.3         20.6
    Diluted.......................   10.0        10.3        10.4       13.3         17.7          14.4         22.2
                                  =========   ========    =========   =========  ===========   ===========  ==========
Other Data (unaudited):
  Gross margin....................   11.8%       15.3%       14.0%      10.2%(3)     16.6%         15.6%        17.2%
  EBITDA..........................$   0.8     $  14.2     $  23.4     $ 46.2     $   82.8      $   15.7     $   27.2
  Ratio of EBITDA to interest
    expense, net..................    0.0x        0.5x        0.6x       1.1x         2.2x          1.8x         3.1x
  Ratio of earnings to fixed
    charges (2)...................   ---          1.1x       ---        ---           1.6x          1.4x         2.5x
  Backlog at period end...........$  80.9     $  79.5     $ 174.1     $ 120.6    $  216.8      $  170.1     $  272.5
Balance Sheet Data (at end of
 period):
  Working capital.................$  69.5     $  56.5     $ 115.7     $ 195.2    $  190.4      $  148.9     $  350.1
  Total assets....................  390.7       401.6       478.9       471.2       588.5         430.6        932.1
  Total debt......................  218.0       190.9       329.9       281.3       300.1         283.8        573.5
  Stockholders' equity (deficit)..  (62.3)      (55.7)      (96.9)      (71.7)       59.6         (73.5)        28.0

                                                (footnotes on following page)

(1) Effective with the fourth quarter of 1997, Terex implemented SFAS No. 128 which establishes new standards for computing and presenting earnings per share and requires the disclosure of basic and diluted amounts. Earnings per share amounts for all prior periods have been restated.

(2) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, preferred stock accretion, amortization of debt issuance costs, and rental expense representative of the interest factor. Earnings were insufficient to cover fixed charges by $40.0 million, $32.1 million and $42.2 million during the years ended December 31, 1993, 1995 and 1996, respectively.

(3) Cost of goods sold includes $27.1 million in nonrecurring charges. Excluding these charges, gross profit would have been $96.3 million or 14.2% of net sales.

(4) Engineering, selling and administrative expenses includes $2.8 million in nonrecurring charges. Excluding these charges, engineering, selling and administrative expenses would have been $61.3 million.

(5) Includes the effect of the nonrecurring charges set forth in (2) and (3) above. Excluding these charges, income from operations would have been $35.1 million.

(6) On November 27, 1996, the Company consummated the Clark Sale. As a result, the Clark Material Handling Segment was accounted for as a discontinued operation for the year ended December 31, 1996. Generally accepted accounting principles permit, but do not require, the allocation of interest expense between continuing operations and discontinued operations. The Company has elected not to allocate interest expense to discontinued
     operations because such allocation, although permitted by generally accepted accounting principles, would not necessarily be indicative of the use of proceeds from the Clark Sale and the effect on interest expense of continuing operations. As a result, loss from continuing operations includes substantially all of the interest expense of the Company, and income from discontinued operations does not include any material interest expense.

(7) This charge primarily reflects the utilization of acquired net operating losses by P.P.M. S.A.

(8) Represents income from operations of $17.5 million of the Clark Material Handling Segment and the gain of $84.5 million on the Clark Sale.

(9) Includes annual accretion of the Series A Preferred Stock of $7.7 million, which shares were irrevocably called for redemption in December 1996, annual accretion of the Series B Preferred Stock of $0.1 million, which shares were converted in December 1997 into 87,300 shares of common stock of the Company, annual accretion of the Subsidiary Preferred Stock of $0.6 million, which shares were exchanged in December 1997 for 705,969 shares of common stock of the Company, and a $14.5 million nonrecurring charge as a result of the redemption of the Series A Preferred Stock.

(10) Includes a $3.2 milion nonrecurring charge as a result of the redemption of the Subsidiary Preferred Stock.

              INDUSTRY OVERVIEW AND OUTLOOK FOR PRINCIPAL PRODUCTS

Telescopic Mobile Cranes

    Mobile cranes with telescoping booms were developed in the 1950s as advanced hydraulics became available. Telescopic mobile cranes are generally used only for a limited period during the later stages of a construction project. As each project may require differing boom lengths and lifting capacities, contractors tend to rent specific machines as needed rather than own a fleet of machines of varying capabilities. As a result, according to industry sources, approximately 85% of all new telescopic mobile crane sales in North America are made to rental fleets. Because of the market's rental orientation and the fact that cranes are used in the later stages of construction projects, the demand for new telescopic mobile cranes typically lags behind the demand for other construction equipment by between 12 and 24 months during a cyclical economic recovery. Initially in an economic recovery, rising end-user demand is first reflected in rising rental fleet utilization rates rather than in new crane orders. As rental fleet utilization reaches a practical maximum level, generally new orders for telescopic mobile cranes increase. New telescopic mobile crane orders also result from fleet replacement demand, which is affected by the aging of the telescopic mobile crane population. From 1974 through 1981, the North American telescopic mobile crane market consumed an average of over 3,500 machines per year. During the recession which began in 1982, North American telescopic mobile crane consumption declined to a low of 600 machines and many competitors exited the industry. During the period from 1990 through 1996, the North American telescopic mobile crane market consumed an average of approximately 1,300 machines per year, with a high of over 2,200 machines in 1990 and a low of approximately 1,000 machines in 1992 and 1993.

    The Company believes that the North American telescopic mobile crane industry is entering a period of growth due to a strong and sustained period of construction activity in North America, high rental fleet utilizations, and the fact that the unusually large number of telescopic mobile cranes that were built in the late 1970s are beginning to reach the end of their useful lives (which the Company estimates to be approximately 20 years). These factors have contributed to a 24% increase in telescopic mobile crane shipments in 1996, as compared with 1995, and an estimated 15% increase in telescopic mobile crane shipments in 1997, as compared with 1996. The Company believes that it is well positioned to capitalize on the continued growth of the North American telescopic mobile crane market. The increasing importance of rental fleet operators and their desire to maximize returns on product investment has led Terex Lifting to focus on a best value strategy, which seeks to improve customer productivity by providing high quality products which are low cost, simple to use and easy to maintain. By pursuing a strategy oriented toward improving customers' productivity and investment returns, Terex Lifting has increased its market share, and management believes that such a strategy will lead to its fuller participation in the continued growth of the North American market.

    The European telescopic mobile crane market, which is approximately the same size as the North American market (ranging between 1,000 and 2,000 unit shipments per year), has not had an increase in demand to the extent experienced in North America. Excluding Germany, construction activity has remained at recessionary levels for the last four years, which the Company believes was due initially to a cyclical downturn and more recently to fiscal tightening as European countries attempt to meet the budget deficit targets established by the Maastricht Treaty. The Company's principal markets in Europe are in France and Italy, where the Company believes it has the largest market shares. The French and Italian markets are less dominated by rental fleets than the North American market; the Company believes that approximately 55% of new telescopic mobile crane sales in France and Italy are to rental fleet operators with the balance to end users. An increase in construction activity in those countries, therefore, would tend to have a more immediate impact on new telescopic mobile crane sales than would a similar increase in North America. The Company believes that it is well positioned to participate in any cyclical increase in demand in France and Italy due to its local manufacturing, strong local distribution and low cost relative to its major European competitors.

    Outside North America and Europe, the most active new markets for the Company's telescopic mobile cranes are the Middle East and South America. Terex Lifting maintains distributors in these markets to which it sells approximately 10% of its newly manufactured telescopic mobile cranes.

    The Company also manufactures truck mounted cranes (boom trucks), which are telescopic cranes mounted on production truck chassis. Over the past 20 years, boom trucks have replaced truck mobile cranes in the market for under 30 ton lifting devices. Conditions in the North American market for boom trucks remain positive due to overall construction activity in North America.

Aerial Work Platforms

    The aerial work platform industry in North America has developed over the past 20 years as an efficient alternative to scaffolding and ladders, and has been supported by regulations mandating minimum safety standards for people working at heights. Aerial work platforms are used for indoor or outdoor applications in a variety of construction, industrial and commercial settings which require workers to be lifted to heights to perform their jobs. The Company believes that approximately 90% of all aerial work platform sales in North America are to rental fleets. The aerial work platform market has developed into a rental market because (i) contractors require workers to be elevated only for limited times during a given job, and different jobs require different platform heights making ownership of a single specification unit impractical, and (ii) industrial customers are increasingly outsourcing their equipment requirements to rental providers. Recently, the equipment rental industry has been undergoing a process of consolidation. As a result, the larger aerial work platform rental fleet operators are increasingly demanding products that are low cost, simple to use and easy to maintain. To meet the objectives of the equipment rental industry, the Company has designed its aerial work platforms to incorporate these characteristics.

Utility Aerial Devices

    The Company also manufactures utility aerial devices which are used to set telephone poles and move transformers and other material to work areas at the top of poles (digger derricks), and to elevate workers to work areas at the top of poles or in trees. Customers include electric utilities, local telephone companies, private utility repair contractors and tree trimmers. The Company believes that utilities are increasingly outsourcing maintenance to private contractors in an effort to reduce costs, and that it is well positioned to capitalize on this trend due to its strategy to manufacture simplified products at lower cost, its existing dealer relationships and its direct relationships with major private contractors.

Telescopic Container Stackers

    Telescopic container stackers were developed in the early 1980s to manipulate shipping containers efficiently in port storage areas and inland terminals. Telescopic container stackers are particularly effective in storage areas where containers are continually added and removed, and where the efficient manipulation of, and access to, specific containers is required. The Company believes that because of the efficiency of telescopic container stackers, demand has steadily grown, primarily outside the United States in port areas where storage capacity is constrained. Demand has been particularly strong in South America and Europe. The Company believes that the United States market offers growth potential as the benefits of this product are better recognized.

Off-Highway Trucks

    Off-highway trucks, which include articulated trucks and rigid frame trucks, are generally sold to construction companies, fleet contractors who provide trucks to large construction companies, and to dealer rental fleets. According to industry sources, North America and Europe account for greater than 60% of the global market. These markets are dependent on large private construction project activity and public infrastructure development, both of which have been soft in Europe in recent years and strong in the United States. The Company believes that it is well positioned to capitalize on any demand that may arise from such activity or development. Terex believes that fleet operators and large construction companies generally prefer products that are low cost, simple to use and easy to maintain, and that its products have these characteristics. The Company also believes that it is well positioned to capitalize on future growth in Europe through the O&K Acquisition and in China through an existing joint venture relationship.

High Capacity Surface Mining Trucks

    High capacity surface mining trucks are designed to haul coal or ore. They range in capacities from 120 to 300 tons, and are used in larger surface mines around the world. The trucks are typically operated around the clock, seven days a week, often running several weeks between maintenance stops. Accordingly, of critical concern to mine operators is (i) reliability -- that the truck is operating in excess of 90% of the time and (ii) hauling efficiency -- the operating cost per ton hauled, including fuel consumption, tire wear and maintenance. There are two types of trucks offered: electric and mechanical drive. The Company offers electric drive trucks in which a diesel engine drives an alternator which powers two wheel motors, one in each rear wheel. Terex believes that electric drive vehicles are more efficient than mechanical drive trucks. As a result of the efficiency and reliability of its trucks, the Company has been able to increase its market share slightly in recent years despite difficult competitive conditions in the industry. The Company believes that it is the third largest manufacturer with a global market share of approximately 13%. The worldwide market is approximately 270 units per year, with sales generally direct to large surface mines. To respond to the continuing demand of large mines to improve financial returns through lower costs and higher hauling capacities, the Company is taking several strategic actions including reducing the cost of its trucks through component outsourcing and modular assembly process implementation, as well as development of a 320 ton capacity truck (as compared to 260 tons, its current largest truck) with a new generation electric drive system. The Company believes that the current demand levels will continue, with earnings opportunities from the development of more cost efficient designs and manufacturing processes.

Large Hydraulic Mining Shovels

    The large hydraulic mining shovels are used primarily in surface mines worldwide and in large scale infrastructure projects with needs for massive earth moving, such as dams and highways. Growth in demand for coal, copper and iron ore is a function of population growth and improvement in standards of living worldwide. In particular, growth in energy consumption (particularly coal) and metal consumption (particularly ore) caused by metal intensity in industries like automotive, telecommunications and appliances leads to growth in demand for coal, copper and iron ore. Most of this growth will come from regions with large mineral resources, including Australia, South Africa, West Africa, India, Indonesia, Brazil, China and Kazakhstan. Excavator sales are also sensitive to the level of large scale private construction project activity and public infrastructure development, both of which have been soft in Europe in recent years and strong in the United States. While the market for new surface mining equipment is somewhat cyclical, the after-market for parts and services is more stable because hydraulic excavators are typically kept in continuous operation for 10 to 15 years and require regular maintenance and repair throughout their productive lives.

    Historically, the leading technologies used in open cast mining have been bucket wheel excavators and electric rope shovels, both of which require substantially greater capital outlays and often are relatively inflexible. Hydraulic mining shovels exhibit high maneuverability and higher output rates relative to comparable sized electric rope shovel or bucket wheel excavators. An increasing trend toward smaller, shorter lived mines and more selective mining practices has resulted in increasing substitution of the hydraulic mining shovels for the two older technologies. The Company believes that O&K Mining's leading technological position in these products leaves it well placed to take advantage of this trend.

                                BUSINESS STRATEGY

    Ronald M. DeFeo joined the Company in May 1992, was appointed President and Chief Operating Officer in October 1993, was named Chief Executive Officer in March 1995 and was appointed Chairman of the Board in March 1998. Since joining the Company, Mr. DeFeo has recruited several new senior executives to Terex, and under the direction of this new management team, Terex has implemented a series of interrelated strategic initiatives designed to improve manufacturing efficiency and offer its products at a lower cost than competitors, thereby increasing sales, earnings and market share. The Company has also initiated a strategy to improve significantly its financial flexibility, strengthen its capital structure and enhance its liquidity to execute its growth initiatives.

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                                       32


Increase Sales Through Best Value Strategy

    The Company has focused its product lines on products which it can manufacture at low cost relative to its competitors. The Company has rationalized its product lines and simplified its product designs, including increasing the number of interchangeable parts between models. This strategy has enabled the Company to offer many of its products at prices that it believes are often 10% to 15% below those offered by its competitors with virtually the same utility and marketability as the competition's products, thereby offering its customers a more attractive return on their invested capital. The key targets of this strategy are rental companies, Terex Lifting's primary customers, which are generally unable to charge a premium rental rate for equipment that has sophisticated, but nonessential features. The Company believes that by offering its customers a simplified product design at a lower price, it can increase sales and gain market share.

Focus on Core Operations

     Over the past several years the Company has focused on the growing and improving operations of its core lifting and earthmoving businesses and has expanded the size and scope of those operations through both acquisitions and new product development in order to increase the Company's market share. Management believes that these initiatives have helped insulate the Company from potential cyclical changes in any one market. In addition, these initiatives have expanded the Company's product lines, added new technology and improved the Company's distribution network.

Growth through Acquisitions

     During the past several years, the Company has invested approximately $394.3 million to strengthen its core businesses through the seven strategic acquisitions listed below:

                                                                    Acquired
                                    Operating                       or Licensed
Year  Acquisition   Purchase Price  Location         Products       Brand Names
1995  PPM           $104.5 million  South Carolina,  Telescopic      P&H, PPM,
                                    France, Italy    Mobile Cranes   BENDINI

1997  Simon Access  $90 million     Kansas,          Aerial Work     SIMON,
      Companies                     South Dakota,    Platforms,      TELELECT,
                                    Wisconsin,       Utility Aerial  RO, CELLA
                                    Ireland, Italy   Devices, Boom
                                                     Trucks

1997  Square Shooter  (terms not    Michigan         Telescopic      SQUARE
      Business        disclosed)                     Rough Terrain    SHOOTER
                                                     Lift Trucks

1998  Payhauler       (terms not    Illinois         Heavy Duty      PAYHAULER
      Business        disclosed)                     Rigid Hauling
                                                     Trucks

1998  O&K Mining    $168.5 million  Germany          Large           O&K
                                                     Hydraulic
                                                     Mining Shovels

1998  Holland Lift  $4.35 million   Netherlands      Scissor Lifts   HOLLAND
                                                                       LIFT
1998  American Crane $10.8 million  North Carolina   Lattice Boom    AMERICAN
                                                       Cranes          CRANE

    The Company expects that acquisitions and new product development will continue to be important components of its growth strategy and is continually reviewing acquisition opportunities. As with its previous acquisitions, Terex will continue to pursue strategic acquisitions which complement the Company's core operations, offer cost reduction opportunities as well as distribution and purchasing synergies and provide product diversification.

Reduce Costs and Improve Manufacturing Efficiency

    Over the past few years, the Company has initiated several programs to increase profitability through cost reductions and improved manufacturing efficiency. As part of this strategy, the Company evaluates every cost component of its existing and acquired businesses and typically (i) consolidates manufacturing operations, (ii) increases the efficiency of manufacturing processes through improved material flow and outsourcing, (iii) reduces overhead and (iv) emphasizes those products that yield the highest margins, including the replacement parts and related business. Management believes it has established a philosophy of continuous cost reduction in all of its operations. Some recent examples of cost reduction initiatives are listed below.

                  o As a result of numerous cost  reduction  initiatives at PPM, the Company has reduced total headcount at PPM from approximately 840 in May 1995 to approximately 590 at
                    December 31, 1997 and reduced the number of employees categorized as indirect at PPM from approximately 430 in May 1995 to approximately 226 at December 31, 1997. During that same period, sales at PPM increased. In addition, by outsourcing certain welding operations at PPM's Conway, South Carolina telescopic mobile crane manufacturing facility, the Company believes it has achieved over $2 million of annualized savings.

                  o Cost  reductions  at certain of the Simon  Access  Companies acquired in April 1997 resulted in a reduction of headcount by approximately 130 during the 90 days immediately following the acquisition of the Simon Access Companies, primarily in indirect personnel. The Company estimates those initiatives reduced annual operating expenses by approximately $7 million and the Company anticipates further cost savings as the Simon Access Companies are more completely integrated into the Terex family.

    Consistent with its business strategy, promptly after the consummation of the O&K Acquisition, the Company commenced implementation of several programs to reduce costs and improve the manufacturing efficiency of O&K Mining, as described under "The O&K Acquisition," with anticipated pro forma cost savings of approximately $7.5 million following the O&K Acquisition.

                               THE O&K ACQUISITION

    On March 31, 1998, the Company, through direct and indirect subsidiaries, acquired all of the outstanding shares of O&K Mining from O & K Orenstein & Koppel AG. The net aggregate consideration for the O&K Mining business was approximately $168.5 million, subject to certain post-closing adjustments. The Company financed the aggregate consideration through a portion of the net proceeds of the issuance and sale of the Old Notes and borrowings under the New Bank Credit Facility.

    O&K Mining markets a complete range of large hydraulic mining shovels with the 5 to 18 ton bucket capacity models serving the global construction, infrastructure development and quarrying markets and the 24 to 80 ton bucket capacity models serving the global surface mining industry. The Company believes that O&K Mining has the leading market share for large hydraulic excavator models having machine weights in excess of 200 tons. O&K Mining's excavator shovel models incorporate a patented tripower hydraulic shovel system allowing the machines to generate competitive cycle times and higher bucket capacities and fill rates per cycle and to offer significantly greater maneuverability and reliability as compared to competing technologies. O&K Mining estimates that the resulting increase in machine operating time and higher output per cycle permits its hydraulic mining shovels to offer 10% to 30% greater annual productivity at lower capital equipment and infrastructure investment levels as compared to competing electric rope shovels and bucket wheel excavators. The use of O&K Mining's excavator shovels in around the clock intensive, harsh condition mining operations requires significant higher margin after-market parts and service, which in the case of the larger hydraulic excavators can generate revenues of up to 200% of the original sale price over the expected life of the machines. O&K's after-market parts and service business accounted for approximately 47% of O&K

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                                       34


Mining's sales during the nine month period ended September 30, 1997. In 1997, O&K Mining introduced the RH 400, the world's largest hydraulic mining shovels with an 800 ton machine weight and 80 ton bucket capacity. This expansion of O&K Mining's product line will enable it to compete with the most popular electric rope shovel size class and represents a significant growth opportunity for O&K Mining.

    The Company plans to initiate several programs to increase sales and reduce costs in connection with the integration of O&K Mining into the Terex Earthmoving segment. Since 1993, O&K Mining has successfully marketed the Company's off-highway trucks under private label, primarily in Europe. The Company believes that additional opportunities exist to offer packages of off-highway trucks with complementary small hydraulic excavators to the construction industry outside Europe and of high capacity trucks with complementary large hydraulic excavators to the global surface mining industry. The new machine product combinations and the related integrated parts and field service business will allow the Company to expand on its and O&K Mining's established customer relationships and position itself as an integrated provider of surface mining and construction products. The integration of O&K Mining into the Company also presents substantial cost saving opportunities including headcount reduction and facilities consolidation, and increased purchasing leverage. In addition, sourcing of components from lower cost providers and negotiation of more favorable contractual service and supply terms with, and reduced cost allocations from, Orenstein & Koppel represent additional cost reduction possibilities.

    Promptly following the O&K Acquisition, the Company commenced initiation of several programs to reduce costs and improve the manufacturing efficiency of O&K Mining, including those listed below. The Company estimates that approximately $7.5 million of pro forma cost savings will be realized from cost reduction efforts following the O&K Acquisition.

    Consolidation of Field Operations. Given the service requirements of installed equipment, O&K Mining, like the Company, maintains large field organizations including personnel, inventory and facilities in key markets around the world. The largest sales and service operations of O&K Mining are in the United Kingdom, Australia and the United States, directly overlapping with the Company's largest sales and service operations which are also in the United Kingdom (Terex (UK) Limited), Australia (Unit Rig Australia) and the United States (Unit Rig). This overlap provides consolidation opportunities for the Company.

    Component Purchase and Parts Logistics Agreements. In connection with the O&K Acquisition, O&K Mining entered into component purchase agreements with O & K Orenstein & Koppel AG at lower pricing than previously paid by O&K Mining to O & K Orenstein & Koppel AG. In addition, O&K Mining entered into a parts logistics agreement with an affiliate of Fried, Krupp AG Hoesch-Krupp ("Krupp"), the controlling shareholder of O & K Orenstein & Koppel AG, pursuant to which Krupp provide warehousing, picking, packing and shipping services at a reduced cost to O&K Mining's German parts distribution operation.

    Elimination of Current Arrangements with O & K Orenstein & Koppel AG. The Company has eliminated the existing cost allocations from, and joint advertising and engineering arrangements with, O & K Orenstein & Koppel AG, which the Company expects will result in significant net annual savings.

    Outsourcing and Resourcing Non-Critical Manufacturing. The Company plans to reduce product costs through outsourcing and resourcing certain non-critical components and manufacturing operations, including steel cutting and certain welding and machining operations, to suppliers primarily outside Germany.

    In addition to cost reductions, the Company plans to emphasize parts sales growth. Due to the relatively young age of O&K Mining's installed equipment base and its increasing new equipment sales, the active field population of O&K Mining excavator shovels has grown over the past four years and is expected to continue to grow. The expanding and aging field population leads to growth in replacement parts sales, which carry a substantially higher gross margin than new equipment sales. The Company believes that growing replacement parts sales represent a significant opportunity for earnings growth at O&K Mining.

                                    BUSINESS

General

    Terex is a global manufacturer of a broad range of construction and mining related capital equipment. The Company strives to manufacture machines which are low cost, simple to use and easy to maintain. The Company's principal products include telescopic mobile cranes, aerial work platforms, utility aerial devices, telescopic material handlers, truck mounted cranes (boom trucks), rigid and articulated off-highway trucks, high capacity surface mining trucks, large hydraulic mining shovels, and related components and replacement parts. The Company operates in two business segments: Terex Lifting (formerly known as Terex Cranes) and Terex Earthmoving (formerly known as Terex Trucks). The Company's products are manufactured at 17 plants in the United States and Europe and are sold primarily through a worldwide network of dealers in over 750 locations to the global construction, infrastructure and surface mining markets. Management believes that the Company is benefitting from several industry trends, including the growing importance of rental fleet operators with respect to Terex Lifting and an increasing level of global infrastructure development with respect to Terex Earthmoving, particularly in North America and Europe.

Products

Telescopic Mobile Cranes

    Telescopic mobile cranes are used primarily in new industrial, commercial construction and public works construction industries and in maintenance applications, to lift equipment or material to heights in excess of 50 feet. The Company's Terex Lifting segment manufactures the following types of telescopic mobile cranes:

                           Rough   Terrain   Cranes  --  are  designed  to  lift
                  materials and equipment on rough or uneven terrain and are most often located on a single construction or work site such as a building site, a highway or a utility project for long periods of time. Rough terrain cranes cannot be driven on highways and accordingly must be transported by truck to the work site. Rough terrain cranes manufactured by Terex Lifting have maximum lifting capacities of up to 90 tons and maximum tip heights of up to 205 feet. Terex Lifting manufactures its rough terrain cranes at its facilities located at Waverly, Iowa, Conway, South Carolina, Montceau-les-Mines, France, and Crespellano, Italy under the brand names TEREX, LORAIN, P&H, PPM and BENDINI.

                           Truck Cranes -- have two cabs and can travel  rapidly
                  from job site to job site at highway speeds. In contrast to rough terrain cranes which are often located for extended periods at a single work site, truck cranes are often used for multiple local jobs, primarily in urban or suburban areas. Truck cranes manufactured by Terex Lifting have maximum lifting capacities of up to 75 tons and maximum tip heights of up to 193 feet. Terex Lifting manufactures truck cranes at its Waverly, Iowa and Conway, South Carolina facilities under the brand names P&H and LORAIN.

                           All Terrain  Cranes -- were  developed in Europe as a
                  cross between rough terrain and truck cranes in that they are designed to travel across both rough terrain and highways. All terrain cranes have two cabs and are versatile and highly maneuverable. All terrain cranes manufactured by Terex Lifting have lifting capacities of up to 130 tons and maximum tip heights of up to 223 feet. Terex Lifting manufactures its all terrain cranes at its Montceau-les-Mines, France facility under the brand names TEREX and PPM.

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                                       36


Truck Mounted Cranes (Boom Trucks)

    Terex Lifting manufactures telescopic boom cranes for mounting on commercial truck chassis. Terex also distributes truck mounted articulated cranes under the EFFER brand name which are manufactured by Effer SpA. Truck mounted cranes are used primarily in the construction industry to lift equipment or materials to various heights. Boom trucks are generally lighter and have a lower lifting capacity than truck cranes, and are used for many of the same applications when lower lifting capabilities are required. An advantage of a boom truck is that the equipment or material to be lifted by the crane can be transported by the truck which can travel at highway speeds. Applications include the installation of air conditioners and other roof equipment. The Company's Terex Lifting segment manufactures the following types of cranes for installation on truck chassis:

                           Telescopic  Boom  Truck  Mounted  Cranes -- enable an
                  operator to reach heights of up to 167 feet and have a maximum lifting capacity of up to 37.5 tons. Terex Lifting manufactures its telescopic boom truck mounted cranes at its Olathe, Kansas facility under the brand name RO-STINGER.

                           Articulated  Boom  Truck  Mounted  Cranes  -- are for
                  users who prefer greater capacities over the greater vertical reach provided by a telescopic boom truck mounted crane. At its Olathe, Kansas facility, Terex Lifting acts as the master distributor for the EFFER brand line of articulated boom truck mounted cranes which have maximum capacities up to 87,305 pounds and horizontal reach to 66 feet.

Aerial Work Platforms

    Aerial work platforms are self propelled devices which position workers and materials easily and quickly to elevated work areas. These products have developed over the past 20 years as alternatives to scaffolding and ladders. The work platform is mounted on either a telescoping and/or articulating boom or on a vertical lifting scissor mechanism.

                           Scissor  Lifts -- are used in open areas in indoor or
                  outdoor applications in a variety of construction, industrial and commercial settings. Scissor lifts manufactured by Terex Lifting have maximum working heights of up to 52 feet and maximum load capacities of up to 2,000 pounds. Terex Lifting manufactures scissor aerial work platforms at its Waverly, Iowa and Milwaukee, Wisconsin facilities under the brand names TEREX, SIMON, MARK and HOLLAND LIFT.

                           Straight  Telescopic Boom Lifts -- are used primarily
                  outdoors in residential, commercial and industrial new construction and maintenance projects. Straight telescopic boom lifts manufactured by Terex Lifting have maximum working heights of up to 126 feet and maximum load capacities of up to 650 pounds. Terex Lifting manufactures its straight telescopic aerial work platforms at its Waverly, Iowa and Milwaukee, Wisconsin facilities under the brand names TEREX, SIMON and MARK.

                           Articulating  Telescopic  Boom Lifts -- are generally
                  used in industrial environments where the articulation allows the user to access elevated areas over machines or structural obstacles which prevent access with a scissor lift or straight boom. Articulating lifts available from Terex Lifting have maximum working heights of up to 70 feet and maximum load capacities of up to 500 pounds. Terex Lifting manufactures its articulating telescopic boom lifts at its Waverly, Iowa and Milwaukee, Wisconsin facilities under the brand name TEREX AERIALS.

Utility Aerial Devices

    Utility aerial devices are used to set utility poles and move workers and materials to work areas at the top of utility poles and towers. Utility aerial devices are mounted on commercial truck chassis which include separately installed steel cabinets for tool and material storage. Most utility aerial devices are insulated to permit live wire work.

                           Articulated  Aerial  Devices  -- are used to  elevate
                  workers to work areas at the top of utility poles or in trees and include one or two man baskets. Articulated aerial devices available from Terex Lifting include telescopic, non-overcenter and overcenter models and range in working heights from 32 to 203 feet. Articulated aerial devices are manufactured by Terex Lifting at its Watertown, South Dakota facility under the brand names TELELECT and HI-RANGER.

                           Digger  Derricks -- are used to set telephone  poles.
                  The digger derricks include a telescopic boom with an auger mounted at the tip which digs a hole, and a device to grasp, manipulate and set the pole. Digger derricks available from Terex Lifting have sheave heights exceeding 70 feet and lifting capacities up to 48,000 pounds. Digger derricks are manufactured by Terex Lifting at its Watertown, South Dakota facility under the brand names TELELECT.

Telescopic Material Handlers

    Telescopic material handlers are used to lift containers or other material from one location to another at the same job site.

                           Telescopic  Container Stackers -- are used to pick up
                  and stack containers at dock and terminal facilities. At the end of a telescopic container stacker's boom is a spreader which enables it to attach to containers of varying lengths and weights and to rotate the container up to 360 degrees. Telescopic container stackers are particularly effective in storage areas where containers are continually added and removed, and where the efficient manipulation of, and access to, specific containers is required. Telescopic container stackers manufactured by Terex Lifting have lifting capacities up to 49.5 tons, can stack up to six full or nine empty containers and are able to maneuver through very narrow areas. Terex Lifting manufactures its telescopic container stackers under the brand names PPM and P&H SUPERSTACKERS at its Conway, South Carolina and Montceau-les-Mines, France facilities.

                           Rough Terrain  Telescopic  Boom  Forklifts -- serve a
                  similar function as smaller size rough terrain telescopic mobile cranes and are used exclusively to move and place materials on new residential and commercial job sites. Terex Lifting manufactures rough terrain telescopic boom forklifts with load capacities of up to 10,000 pounds and with a maximum extended reach of up to 31 feet and lift capabilities of up to 48 feet. Terex Lifting manufactures rough terrain telescopic boom forklifts at its facility in Baraga, Michigan under the brand name SQUARE SHOOTER.

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                                       38


Rigid and Articulated Off-Highway Trucks

    Terex Earthmoving manufactures two distinct types of off-highway trucks with hauling capacities from 25 to 100 tons: articulated and rigid frame. Terex Earthmoving manufactures rigid and articulated trucks at its TEL facility in Motherwell, Scotland. TEL manufactures and markets articulated trucks and rigid frame trucks under the TEREX brand name and sells to O&K Mining on a private label basis. Upon consummation of the O&K Acquisition, the Company will continue to manufacture articulated trucks and rigid frame trucks under the O&K name.

                           Articulated Off-Highway Trucks -- are three axle, six
                  wheel drive machines with a capacity range of 25 to 40 tons. Their differentiating feature is an oscillating connection between the cab and body which allows the cab and body to move independently, thereby enabling all six tires to maintain ground contact for improved traction on rough terrain. This allows the truck to move effectively through extremely rough or muddy off-road conditions. Articulated off-highway trucks are typically used together with an excavator or wheel loader to move dirt in connection with road, tunnel or other infrastructure construction and commercial, industrial or major residential construction projects. Terex's articulated trucks are manufactured in Motherwell, Scotland, under the brand name TEREX.

                           Rigid  Off-Highway  Trucks  -- are two axle  machines
                  which generally have larger capacities than articulated trucks but can operate only on improved or graded surfaces. The capacities of rigid off-highway trucks range from 35 to 100 tons, and off-highway trucks have applications in large construction or infrastructure projects, aggregates and smaller surface mines. Terex Earthmoving's rigid trucks are manufactured in Motherwell, Scotland, under the TEREX brand name and in Batavia, Illinois, under the PAYHAULER brand name.

                           High Capacity  Surface  Mining Trucks -- are off road
                  dump trucks with capacities in excess of 120 tons primarily for surface mining. Terex Earthmoving's haulers are powered by a diesel engine driving an electric generator that provides power to individual electric motors in each of the rear wheels. Unit Rig's current LECTRA HAUL product line consists of a series of rear dump trucks with payload capacities ranging from 120 to 260 tons, and bottom dump trucks with capacities ranging from 180 to 270 tons. Terex Earthmoving's high capacity surface mining trucks are manufactured at Unit Rig, located in Tulsa, Oklahoma, under the UNIT RIG and LECTRA HAUL brand names.

Large Hydraulic Excavators

    Terex Earthmoving sells hydraulic excavators which are shovels primarily used to load coal, copper ore, iron ore, other mineral-bearing materials or rocks into trucks. These products are primarily utilized for quarrying construction materials or digging in opencast mines. Additional applications include large construction projects with difficult working conditions and large amounts of solid material and rock to be moved.

                           Terex  Earthmoving  offers a complete  range of large
                  hydraulic excavators,with operating weights from 58 to 800 tons. In 1997, O&K Mining introduced the RH 400, the world's largest hydraulic excavator with an 800 ton machine weight and 80 ton bucket capacity. This expansion of Terex Earthmoving's product line will enable it to compete with the most popular electric rope shovel size class and represents a significant growth opportunity for Terex Earthmoving. Most hydraulic excavators sold by Terex Earthmoving are manufactured under the O&K brand name by O&K Mining in Dortmund, Germany. The smallest model sold by Terex Earthmoving is manufactured by Orenstein & Koppel in Berlin, Germany, pursuant to a private label supply agreement.

Backlog

     The Company's backlog as of December 31, 1996 and 1997 and March 31, 1997 and 1998 not including backlog at O&K Mining, was as follows:

                               December 31,              March 31,
                            1996         1997        1997        1998
                                       (dollars in millions)

 Terex Lifting....         $  67.2      $186.5     $ 101.0     $ 224.0
 Terex Earthmoving            53.4        30.3        69.1        48.5
                           -------      -------    -------     -------
           Total..         $ 120.6      $ 216.8     $170.1      $272.5
                           =======      =======    =======     =======

    Substantially all of the Company's backlog orders are expected to be filled within one year, although there can be no assurance that all such backlog orders will be filled within that time period. The Company's backlog orders represent primarily new machine orders. Parts orders are generally filled on an as-ordered basis.

    Backlog in Terex Lifting at December 31, 1997 increased $119.3 million as compared to $67.2 million at December 31, 1996. Terex Lifting backlog at December 31, 1997 increased $119.3 million to $186.5 million as compared to $67.2 at December 31, 1996. The increase in backlog was due to the effect of the Simon Access and Square Shooter businesses acquired in April 1997 (approximately $51 million in backlog) as well as increases in the businesses other than the 1997 acquisitions. The backlog at Terex Earthmoving decreased to $30.3 million at December 31, 1997 from $53.4 million at December 31, 1996, principally because of the decline in sales and backlog of Unit Rig machines during 1997.

    Terex Lifting's backlog was $224.0 million at March 31, 1998, compared to $101.0 million at March 31, 1997 and $186.5 million at December 31, 1997. Of the total backlog at March 31, 1998, approximately 37% was at the businesses acquired in 1997. Backlog at Terex Earthmoving was $48.5 million at March 31, 1998 compared to $30.3 million at December 31, 1997 and $69.1 million at March 31, 1997 and December 31, 1997, respectively.


Distribution

    Terex Lifting distributes its products primarily through a global network of dealers in over 750 different locations. With respect to telescopic mobile cranes in North America, Terex Lifting maintains extensive dealer networks. The geographic strength of Terex Lifting's telescopic mobile cranes marketed under the LORAIN brand name centers in the midwest and mid-Atlantic regions of the United States and the geographic strength of telescopic mobile cranes marketed under the P&H brand name centers in the southern and western regions of the United States. Terex Lifting's European distribution is carried out primarily under three brand names, TEREX, PPM and BENDINI, through a single distribution network comprised of both distributors and a direct sales force. Terex Lifting sells its utility aerial devices under the SIMON, TEREX and TELELECT brand names principally through a network of North American distributors. Terex Lifting sells its aerial work platform products through a distribution network that includes many of the Aerials Limited and Aerials dealers throughout the world, but principally in North America and Europe. Terex Lifting's aerial work platform products are sold under the brand name TEREX AERIALS.

    TEL markets machines and replacement parts primarily through worldwide dealership networks. TEL's truck dealers are independent businesses which generally serve the construction, mining, timber and/or scrap industries. Although these dealers carry products of a variety of manufacturers, and may or may not carry more than one of the Company's products, each dealer generally carries only one manufacturer's "brand" of each particular type of product.

The Company employs sales representatives who service these dealers from offices located throughout the world. Payhauler distributes its products primarily through a dealership network.

    Unit Rig distributes its products and services directly to customers primarily through its own distribution system. O&K Mining sells its hydraulic mining shovels and after-market parts and services primarily through its export sales department in Dortmund, Germany, through O&K Mining's global network of wholly-owned foreign subsidiaries and through dealership networks.

Research and Development

    The Company maintains engineering staffs at several of its locations who design new products and improvements in existing product lines. The Company's engineering expenses are primarily incurred in connection with the improvements of existing products, efforts to reduce costs of existing products and, in certain cases, the development of products which may have additional applications or represent extensions of the existing product line.

Materials

    Principal materials used by the Company in its various manufacturing processes include steel, castings, engines, tires, hydraulic cylinders, electric controls and motors, and a variety of other fabricated or manufactured items. In the absence of labor strikes or other unusual circumstances, substantially all materials are normally available from multiple suppliers. Current and potential suppliers are evaluated on a regular basis on their ability to meet the Company's requirements and standards. Electric wheel motors and controls used in the Unit Rig product line are currently supplied exclusively by General Electric Company. The Company is endeavoring to develop alternative sources and has entered into a contract with General Atomics, a former defense contractor, to develop electric wheel motors for Unit Rig trucks. If the Company is unable to develop alternative sources, or if there is disruption or termination of its relationship with General Electric Company (which is not governed by a written contract), it could have a material adverse effect on Unit Rig's operations.

Competition

    Telescopic Mobile Cranes -- The domestic telescopic mobile crane industry is comprised primarily of three manufacturers. The Company believes that Terex Lifting is the second largest domestic manufacturer, with approximately a 36% market share. The Company believes that the number one domestic manufacturer is Grove Worldwide, and the number three domestic manufacturer is Link-Belt, a subsidiary of Sumitomo Corp. The Company's principal markets in Europe are in France and Italy, where the Company believes it has the largest market shares, with an estimated 50% market share in each of these countries. In Europe, Terex Lifting's primary competitors are Grove Cranes Ltd. (including the recently acquired Krupp Mobilkran), Liebherr Werk Ehingen and DeMag. Outside the United States and Europe, the most active new mobile crane markets are the Middle East and South America. Terex Lifting sells approximately 10% of its newly manufactured telescopic mobile cranes to those markets.

    The United States boom truck industry is dominated by four manufacturers, of which the Company believes Terex RO, with a 25% market share, is the second largest behind Grove National.

    Aerial Work Platforms -- The aerial work platform industry in North America is fragmented, with seven major competitors. The Company believes that its approximate 7% market share makes it the fifth largest manufacturer of aerial work platforms in North America, behind JLG, Genie, Grove Manlift and Snorkel. The Company believes that approximately 42,000 aerial platforms were sold in the United States during 1997, of which approximately 70% were scissor lifts, 19% were articulated boom lifts, and 11% were straight boom lifts. The Company believes that its market share in boom lifts is greater than its market share in scissor lifts.

    Utility Aerial Devices -- The utility aerial device industry is comprised primarily of three manufacturers. The Company believes that it has a 20% market share of that industry and that it is the second largest manufacturer in the United States of utility aerial devices behind Altec. Outside theUnited States, the Company is focusing primarily on the Mexican and Caribbean markets.

    Telescopic Container Stackers -- The Company believes that three manufacturers account for approximately 66% of the global market for telescopic container stackers. The Company believes that it has a global market share of 25% and that it is the second largest manufacturer behind Kalmar. Other manufacturers include Valmet Belloti and Taylor.

    Telescopic Rough Terrain Lift Trucks -- OmniQuip and Gradall are the largest manufacturers of telescopic rough terrain lift trucks. The Company believes that the Square Shooter Business has approximately a 4% market share.

    Off-Highway Trucks -- North America and Europe account for greater than 60% of the global market. Four manufacturers dominate the global market. The Company believes that it is the third largest of these manufacturers (behind Volvo and Caterpillar), with approximately a 10% global market share.

    High Capacity Surface Mining Trucks -- The high capacity surface mining truck industry includes three principal manufacturers: Caterpillar, Komatsu-Dresser and the Company. The Company believes that it is the third largest manufacturer with a global market share of approximately 13%.

    Large Hydraulic Mining Shovels -- The large hydraulic mining shovel industry is comprised of primarily seven manufacturers, the largest of which are Hitachi, Komatsu-DeMag, Liebherr and Caterpillar. The Company believes that O&K Mining is the largest manufacturer of hydraulic mining shovels having machine weights in excess of 200 tons, with an approximate 29% global market share. The largest hydraulic excavators also compete against electric mining shovels (rope excavators) from competitors such as Harnischfeger Corporation and Bucyrus International, Inc. and, for some applications, against bucket wheel loaders from competitors such as Caterpillar, Volvo and Komatsu-Dresser.

Employees

    As of March 31, 1998, the Company had approximately 3,077 employees. The Company considers its relations with its personnel to be satisfactory. Approximately 35% of the Company's employees are represented by labor unions which have entered into or are in the process of entering into various separate collective bargaining agreements with the Company. The Company experienced a labor strike at its parts distribution center in Southaven, Mississippi during the second quarter of 1995 which was settled in February 1997. The strike had no appreciable effect on the conduct of business or financial results of that operation as a whole, although individual product line sales growth may have been hindered.

Patents, Licenses and Trademarks

    Several of the trademarks and trade names of the Company, in particular the TEREX, LORAIN, UNIT RIG, MARK, P&H, PPM, SIMON, TELELECT, SQUARE SHOOTER, PAYHAULER, O&K and HOLLAND LIFT trademarks, are important to the business of the Company. The Company owns and maintains trademark registrations and patents in countries where it conducts business, and monitors the status of its trademark registrations and patents to maintain them in force and renews them as required. The Company also protects its trademark, trade name and patent rights when circumstances warrant such action, including the initiation of legal proceedings, if necessary. P&H is a registered trademark of Harnischfeger Corporation which the Company has the right to use for certain products pursuant to a license agreement until 2011. Pursuant to the terms of the Simon Acquisition agreements, the Company has the right to use the SIMON name (which is a registered trademark of Simon Engineering plc) for certain products until April 7, 2000. CELLA is a trademark of Sergio Cella. EFFER is a trademark of Effer SpA. Pursuant to the terms of the O&K Acquisition agreement, the Company has the right to use the O&K and Orenstein & Koppel names (which are registered trademarks of Orenstein & Koppel) for most applications in the mining business for an unlimited period of time. All other trademarks and tradenames referred to in this Prospectus are registered trademarks of Terex Corporation or its subsidiaries.

Environmental Matters

    The Company is subject to a wide range of Federal, state, local and foreign environmental laws, including CERCLA, that regulate the discharge of materials into the environment. Compliance with such laws has not had a material effect on the Company. In addition, the Company has not incurred, and does not expect to incur in the future, any material capital expenditures for environmental control facilities.

Legal Proceedings

    In December 1994, the Company received an examination report from the IRS proposing a substantial tax deficiency based upon an alleged inability of the Company to substantiate certain deductions taken by the Company from 1987 to 1989 and the Company's utilization of certain NOLs. This matter is currently pending in the Milwaukee audit division of the IRS. For a discussion of this matter, see "Risk Factors -- Tax Audit Issues."

    In March 1994, the Commission initiated a private investigation, which included the Company and certain of its affiliates, to determine whether violations of certain aspects of the Federal securities laws had occurred.
For a discussion of this investigation, see "Risk Factors -- SEC Investigation."

    The Company is involved in various other legal proceedings which have arisen in the normal course of its operations. The outcome of these other legal proceedings, if determined adversely to the Company, is unlikely to have a material effect on the Company.

Seasonal Factors

    The Company markets a large portion of its products in North America and Europe, and its sales of trucks and cranes during the fourth quarter of each year (i.e., October through December) to the construction industry are usually lower than sales of such equipment during each of the first three quarters of the year because of the normal winter slowdown of construction activity. However, sales of trucks to the mining industry are generally less affected by such seasonal factors.

Discontinued Operations

    On November 27, 1996, the Company sold substantially all of the assets and liabilities of the Clark Material Handling Segment for an aggregate cash purchase price of approximately $140 million. Prior to the disposition the Clark Material Handling Segment consisted of Clark Material Handling Company and certain affiliated companies which were acquired by the Company in July 1992 from Clark Equipment Company. The Clark Material Handling Segment designed, manufactured and marketed a complete line of internal combustion and electric lift trucks, electric walkies and related components and replacement parts under the CLARK trademark

Properties

    The following table outlines the principal manufacturing, warehouse and office facilities owned or leased by the Company and its subsidiaries:

                                                          Type and Size
       Entity               Facility Location              of Facility
---------------------   --------------------------   ----------------------
Terex                   Westport, Connecticut(1)     Office; 14,898 sq. ft.
 (Corporate Offices)
Terex                   Southhaven, Mississippi (1)  Warehouse and light
 (Distribution Center)                                manufacturing;
                                                      505,000 sq. ft.(2)

                            Terex Earthmoving

Unit Rig                Tulsa, Oklahoma             Manufacturing, warehouse
                                                     and office; 375,587 sq. ft.
TEL                     Motherwell, Scotland        Manufacturing, warehouse and
                                                     office; 473,000 sq. ft.
Payhauler               Batavia, Illinois(1)        Manufacturing, office and
                                                     warehouse; 112,000 sq. ft.
O&K Mining              Dortmund, Germany(1)        Manufacturing, office and
                                                     warehouse; 775,000 sq. ft.

                             Terex Lifting

Terex Lifting --        Waverly, Iowa               Office, manufacturing and
 Waverly Operations                                  warehouse; 363,000 sq. ft.
Terex Lifting --        Conway, South Carolina(1)   Office, manufacturing and
                                                     warehouse; 168,716 sq. ft.
P.P.M. S.A.             Montceau-les-Mines, France  Office, manufacturing and
                                                     warehouse; 419,764 sq. ft.
P.P.M. SpA              Crespellano, Italy          Office, manufacturing and
                                                     warehouse; 79,900 sq. ft.
PPM Europe Subsidiary   Dortmund, Germany(1)        Office and warehouse;
                                                     129,180 sq. ft.
PPM Europe Subsidiary   Rethel, France              Office, manufacturing and
                                                     warehouse; 215,300 sq. ft.
Telelect                Huron, South Dakota         Manufacturing; 88,000 sq.ft.
Telelect                Watertown, South Dakota     Office, manufacturing and
                                                     warehouse; 222,450 sq. ft.
Cella                   Brescia, Italy(1)           Manufacturing and office;
                                                     64,000 sq. ft.
Aerials Limited         Cork, Ireland(1)            Manufacturing and office;
                                                     80,000 sq. ft.
Aerials (Terex RO)      Olathe, Kansas              Manufacturing and office;
                                                     80,400 sq. ft.
Aerials                 Milwaukee, Wisconsin        Manufacturing, office and
                                                     warehouse; 103,000 sq. ft.
Square Shooter          Baraga, Michigan            Manufacturing, office and
                                                     warehouse; 41,152 sq. ft.
Holland Lift            Hoorn,The Netherlands(1)    Manufacturing, office and
                                                     warehouse; 30,000 sq. ft.
American Crane          Wilmington, North Carolina  Manufacturing, office and
                                                     warehouse; 572,200 sq.ft.
American Crane          Oudenbosch,                 Office and warehouse;
  Europe Subsidiary       The Netherlands(1)         8,000 sq.ft.
--------------------

(1).....These facilities are either leased or subleased by the indicated entity.
(2).....Includes 239,400 sq. ft. of warehouse space which the Company currently leases to others.

    Unit Rig also has 10 owned or leased locations for parts distribution and rebuilding of components, of which two are in the United States, two are in Canada and six are outside North America. O&K Mining also has six leased locations for sales and parts distribution, located in Georgia (U.S.A.), the United Kingdom, South Africa, Australia, Singapore and Canada.

    Management believes that the properties listed above are suitable and adequate for the Company's needs. The Company has determined that certain of its properties exceed its current requirements. Such properties may be sold, leased or utilized in another manner and have been excluded from the above list.

                                   MANAGEMENT

Executive Officers and Directors

The following individuals are currently directors of the Company:
                                                                     First Year
                                     Position and                    Elected
     Name              Age       Offices with Company                Director
---------------       -----   ---------------------------------     -----------
Ronald M. DeFeo        46     Chairman of the Board, President,        1993
                              Chief Executive Officer, Chief
                              Operating Officer and Director

G. Chris Andersen      60             Director                         1992

William H. Fike        62             Director                         1995

Bruce I. Raben         44             Director                         1992

Marvin B. Rosenberg    58             Director                         1992

David A. Sachs         39             Director                         1992

Dr. Donald P. Jacobs   71             Director                         1998


    Ronald M. DeFeo was appointed a director of the Company in 1993 and was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo joined the Company in May 1992 as President of the Company's Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of Clark Material Handling Company. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the farm and construction equipment division formerly of Tenneco Inc., and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of United Rentals, Inc.

    G. Chris Andersen was appointed a director of the Company in 1992. Mr. Andersen was a Vice Chairman of PaineWebber Incorporated from March 1990 through 1995. Mr. Andersen is currently a partner of Andersen, Weinroth & Co. L.P., an investment banking firm, and also serves as a director of Sunshine Mining & Refining Company, All Star Systems, Inc., Headway Corp. Services and Compost America.

    William H. Fike was appointed a director of the Company in 1995. Mr. Fike is the Vice Chairman of Magna International, Inc., an automotive parts manufacturer based in Ontario, Canada ("Magna"). Prior to joining Magna in September 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served most recently as President of Ford Europe. Mr. Fike serves as a director of Magna and AGCO Corporation.

    Bruce I. Raben was appointed a director of the Company in 1992. Mr. Raben is a managing director of CIBC Oppenheimer Corp., one of the Initial Purchasers.

Prior to joining that firm in February 1996, Mr. Raben was employed as an Executive Vice President of Jefferies & Company, Inc. Mr. Raben serves as a director of Equity Marketing Inc. and Optical Security, Inc.

    Marvin B. Rosenberg retired as a Senior Vice President of the Company, a position he held since January 1, 1994, on December 31, 1997. He served as Secretary and General Counsel of the Company since 1987 with his retirement from the Company on December 31, 997. From 1987 through 1993, Mr. Rosenberg served as General Counsel of KCS Industries, L.P., a Connecticut limited partnership and its predecessor, KCS Industries, Inc. ("KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

    David A. Sachs was appointed a director of the Company in 1992. Mr. Sachs is a Managing Director of Ares Management, L.P., an investment management firm, and is a principal of Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. Mr. Sachs serves as a director of Talton Holdings, Inc.

    Dr. Donald P. Jacobs was appointed a director of the Company in 1998. Dr. Jacobs is Dean of the J.L. Kellogg Graduate School of Management at Northwestern University. In addition to serving as director of First National Bank of Chicago, Hartmarx Corporation, Security Capital Industrial Trust, Unicom Corporation/Commonwealth Edison Company, Unocal Corporation and Whitman Corporation, Dr. Jacobs is Chairman of the Public Review Board of Arthur Andersen & Co. and previously served as Chairman of the Board of Amtrak.

    The following table sets forth the respective names and ages of the Company's current executive officers, as of August 1, 1998, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.

    Name                Age           Positions and Offices Held

Ronald M. DeFeo         46      Chairman of the Board, President, Chief
                                Executive Officer, Chief Operating Officer and
                                Director

Eric I Cohen            39      Senior Vice President, General Counsel and
                                  Secretary

Joseph F. Apuzzo        42      Vice President-Finance and Controller

Brian J. Henry          39      Vice President-Finance, Business Development

Steven E. Hooper        45      Vice President-Human Resources

Jack Lascar             44      Vice President-Investor Relations and Corporate
                                  Communications


    For information regarding Mr. DeFeo, refer to the table listing directors above.

    Eric I Cohen was appointed Senior Vice President, General Counsel and Secretary effective January 1, 1998. Mr. Cohen had been a partner at the law firm of Robinson Silverman Pearce Aronsohn & Berman LLP from January 1992 until joining the Company on January 1, 1998.

     Joseph F. Apuzzo was appointed Vice President-Finance and Controller of the Company on May 15, 1996. Mr. Apuzzo previously held the position of Vice President, Corporate Controller since joining the Company on October 9, 1995.

Mr. Apuzzo was Vice President of Corporate Finance at D'Arcy Masius Benton & Bowles, Inc. from September 1994 until October 1995. Mr. Apuzzo was employed by Price Waterhouse LLP in various capacities from 1983 until September 1994.

     Brian J. Henry was appointed Vice President-Finance, Business Development on May 18, 1998. Previously, Mr. Henry has served as Vice President-Finance and Treasurer and Director of Investor Relations on the Company since July 11, 1995. Mr. Henry formerly held the position of Vice President-Corporate Development and Acquisitions and has been employed by the Company since 1993. He was employed by KCS from 1990 until 1993.

     Steven E. Hooper was appointed Vice President-Human Resources of the Company on September 15, 1995, after serving as Director of Human Resources of the Company since January 1994. He was previously a Human Resources Director at Allied Signal Aerospace from October 1992 to December 1993. Prior to October 1992, Mr. Hooper was with Tenneco Inc. for eight years in various senior level human resources positions.

    Jack Lascar was appointed Vice President-Investor Relations and Corporate Communications of the Company on May 18, 1998. Previously, Mr. Lascar had been Vice President-Investor Relations for Tenneco, Inc. Mr. Lascar had held various senior level manaagement positions at Tenneco during the period from 1981 through 1998.

                             DESCRIPTION OF THE NEW
                              BANK CREDIT FACILITY

    On March 6, 1998, the Company entered into the New Bank Credit Facility with several financial institutions. Under the terms of such facility, the Company and certain wholly owned foreign subsidiaries of the Company (the "Subsidiary Borrowers," and together with the Company, the "Borrowers") may borrow up to an aggregate of $375 million pursuant to the Term Loan Facilities and have available an aggregate of $125 million pursuant to the New Revolving Credit Facility. All obligations of the Subsidiary Borrowers under the New Bank Credit Facility are guaranteed by the Company. All obligations of the Company under the New Bank Credit Facility are guaranteed by the Company's domestic subsidiaries. With limited exceptions, the obligations of the Borrowers under the New Bank Credit Facility are secured by (i) a pledge of all of the capital stock of domestic subsidiaries of the Company, (ii) a pledge of 65% of the stock of the foreign subsidiaries of the Company and (iii) a first priority security interest in, and mortgages on, substantially all of the assets of Terex and its domestic subsidiaries. The New Bank Credit Facility contains covenants limiting the Borrowers' activities, including, without limitation, limitations on dividends and other payments, liens, investments, incurrence of indebtedness, mergers and asset sales, related party transactions and capital expenditures. The New Bank Credit Facility also contains certain financial and operating covenants, including a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. The New Bank Credit Facility replaced certain of the Existing Credit Facilities, and approximately $117 million of the proceeds from the Term Loan Facilities were used to repay in full the outstanding indebtedness and related fees and expenses under such Existing Credit Facilities.

    Pursuant to the Term Loan Facilities, the Borrowers may borrow (i) up to $175 million in aggregate principal amount pursuant to a Term Loan A due March, 2004 (the "Term A Loan") and (ii) up to $200 million in aggregate principal amount pursuant to a Term Loan B due March, 2005 (the "Term B Loan"). The outstanding principal amount of the Term A Loan currently bears interest, at the applicable Borrower's option, at an all-in drawn cost of 2.00% per annum in excess of the adjusted eurocurrency rate or, with respect to U.S. dollar denominated alternate base rate loans, at an all-in drawn cost of 1.00% per annum in excess of the prime rate. The outstanding principal amount of the Term B Loan currently bears interest, at the Company's option, at a rate of 2.50% per annum in excess of the adjusted eurodollar rate or, with respect to U.S. dollar denominated alternate base rate loans, 1.50% in excess of the prime rate. The Term A Loan amortizes on a quarterly basis, in the annual percentages of 0%, 16%, 16%, 21%, 21% and 26%, respectively, during the six year term of the loan. The Term B Loan amortizes in an annual percentage of 1% during each of the first six years of the term of the loan and 94% in the seventh year of the term of the loan. The Term A Loan and Term B Loan are subject to mandatory prepayment in certain circumstances and are voluntarily prepayable without payment of a premium (subject to reimbursement of the lenders' costs in case of prepayment of eurodollar loans other than on the last day of an interest period).

    Pursuant to the New Revolving Credit Facility, the Borrowers have available an aggregate amount of up to $125 million. The outstanding principal amount of loans under the New Revolving Credit Facility bears interest, at the applicable Borrower's option, at an all-in drawn cost of 2.00% per annum in excess of the adjusted eurocurrency rate or, with respect to U.S. dollar denominated alternate base rate loans, at an all-in drawn cost of 1.00% per annum in excess of the prime rate. The New Revolving Credit Facility will terminate on the sixth anniversary thereof. The New Revolving Credit Facility is used for working capital and general corporate purposes.

    If for any reason the Company is unable to comply with the terms of the New Bank Credit Facility, including the covenants included therein, such noncompliance could result in an event of default under the New Bank Credit Facility and could result in acceleration of the payment of the indebtedness outstanding under the New Bank Credit Facility.


                            DESCRIPTION OF THE NOTES

General

    The Old Notes were, and the New Notes will be, issued under that certain Indenture, dated as of March 31, 1998 (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The form and terms of the New Notes will be the same as the form and terms of the Old Notes in all material respects, except that the New Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof. The following is a summary of certain provisions of the Indenture and the Notes.

    The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture and the Notes, including the definitions of certain terms in the Indenture and those terms made a part thereof by the Trust Indenture Act. As used in this "Description of the Notes" section, references to the "Company" include only Terex Corporation and not its Subsidiaries.

    The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company.

    The Old Notes were issued, and the New Notes will be issued, only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. See "-- Book-Entry, Delivery and Form." No service charge shall be made for any registration or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Principal of, premium, if any, and interest on the Old Notes are, and on the New Notes will be, payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 111 Broadway, Lower Level, Corporate Trust Window, New York, New York 10005), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

Terms of the Notes

    The Notes are unsecured Senior Notes subordinated obligations of the Company, limited to $150 million aggregate principal amount, and will mature on April 1, 2008. The Notes are subordinate in right of payment to certain other debt obligations of the Company. The Notes bear interest at the rate per annum shown on the cover page hereof from March 31, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing October 1, 1998. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    The interest rate on the Notes is subject to increase in certain circumstances if the Registration Statement of which this Prospectus constitutes a part is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Registration Rights."

Optional Redemption

    Except as set forth in the following paragraph, the Notes are not redeemable at the option of the Company prior to April 1, 2003. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

                                               Redemption
             Period                               Price
             2003............................... 104.438%
             2004............................... 102.958%
             2005............................... 101.479%
             2006 and thereafter................ 100.000%


     In addition, at any time and from time to time prior to April 1, 2001, the Company may redeem in the aggregate up to $50 million of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 108.875% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Notes originally outstanding must remain outstanding after each such redemption.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Company in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note in original principal amount of $1,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     The Notes do not have the benefit of a sinking fund.

Subsidiary Guarantees

     The obligations of the Company pursuant to the Notes, including the repurchase obligation resulting from a Change of Control, are unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of the Subsidiary Guarantors. Each Subsidiary Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guarantee were to be rendered voidable, a court could deem it unenforceable or subordinate it to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors -- Subordination of the Notes and Subsidiary Guarantees."

     Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "-- Certain Covenants -- Merger and Consolidation"; provided, however, that if such other Person is not the Company or another Subsidiary Guarantor, such Subsidiary Guarantor's obligations under its Subsidiary Guarantee must be expressly assumed by such other Person. However, generally upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company) permitted by the Indenture (including pursuant to the exercise of remedies in respect of any Lien on the capital stock of a Subsidiary Guarantor, which Lien secures outstanding Bank Indebtedness), such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guarantee.

Subordination

     The indebtedness evidenced by the Notes is senior subordinated obligations of the Company. The payment of the principal of, premium (if any), and interest, on the Notes is contractually subordinated in right of payment as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company.

     The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are senior subordinated obligations of such Subsidiary Guarantor. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be contractually subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described herein with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

     Indebtedness of the Company and the Subsidiary Guarantors that constitutes Senior Indebtedness ranks senior to the Notes and the relevant Subsidiary Guarantee in accordance with the provisions of the Indenture. The Notes and the Subsidiary Guarantees ranks pari passu in all respects with all other Senior Subordinated Indebtedness of the Company and the Subsidiary Guarantors, respectively, and will rank senior to all other Subordinated Obligations of the Company and the Subsidiary Guarantors, respectively. See "-- Subsidiary
Guarantees," "Risk Factors -- Subordination of Notes and the Subsidiary Guarantees" and "Risk Factors -- Fraudulent Transfer Considerations."

    As of March 31, 1998, (i) the Senior Indebtedness of the Company and the Subsidiary Guarantors, to which the Notes are contractually subordinated, is approximately $413 million, consisting principally of approximately $381 million of Indebtedness Incurred under the New Bank Credit Facility and (ii) there is no Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors ranking pari passu with the Notes or the Subsidiary Guarantees, or any
Subordinated   Obligations  ranking  junior  to  the  Notes  or  the  Subsidiary
Guarantees.

     In addition, claims of creditors of the Company's subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of the Company, including the Holders of the Notes, even if such obligations do not constitute Senior Indebtedness. The Notes therefore are effectively subordinated to existing and future liabilities of subsidiaries of the Company, except to the extent that the Subsidiary Guarantees may be enforceable by Holders of the Notes against the Subsidiary Guarantors.

     Each of the Company and the Subsidiary Guarantors has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior
Indebtedness   unless  such   Indebtedness   is,  among  other  things,   Senior

Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any amount of principal, interest or other payments due under the Designated Senior Indebtedness has not been paid when due and remains outstanding or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated either immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing (solely as evidenced by written notice to the Trustee by the Representative of such Designated Senior Indebtedness which notice shall be promptly delivered) or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions described in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of either the Company or any Subsidiary Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding, or any bankruptcy, insolvency, receivership or similar proceeding, relating to either the Company or any Subsidiary Guarantor or its property or an assignment for the benefit of creditors or marshalling of assets and liabilities of the Company or any Subsidiary Guarantor, the holders of Senior Indebtedness are entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a payment or distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Noteholders, and creditors of the Company or such Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance."

Change of Control

     Upon the occurrence of a Change of Control, each Holder has the right to require that the Company repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 15 Business Days following any Change of Control, the Company shall mail a notice to the Trustee and to each Holder stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company shall comply in all material respects, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

     If a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be delivered by Holders seeking to accept the Change of Control offer. The failure of the Company to make or consummate the Change of Control offer or pay the purchase price when due will give the Trustee and the Holders the rights described under "-- Events of Default."

     The existence of a Holder's right to require the Company to offer to repurchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The New Bank Credit Facility, under certain circumstances, prohibits the Company from purchasing any Notes prior to its expiration, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could (but is not required to) seek the consent of its lenders to the purchase of Notes or could (but is not required to) attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Bank Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

     Future Indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of each Holder of Notes at the time outstanding.

Certain Covenants

     The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

     (a) The Company shall not Incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness) unless, on the date of such Incurrence, and after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would occur and (ii) the Consolidated Cash Flow Coverage Ratio at the date of such issuance exceeds 2.0 to 1.0.

     (b)  Notwithstanding  clause  (a),  the  Company  may Incur  the  following
Indebtedness: (i) Indebtedness Incurred pursuant to the Credit Facility, together with all Indebtedness then outstanding and Incurred pursuant to clause
(i) of "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" below, not to exceed in outstanding principal amount the greater of (1) $500 million at any time outstanding and (2) the sum of (x) 80% of the consolidated book value of the net accounts receivable of the Company and (y) 50% of the consolidated book value of the inventory of the Company, in each case determined in accordance with GAAP; (ii) Indebtedness owed to and held by a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Subsidiary ceasing to be a Restricted Subsidiary, or any transfer of such Indebtedness (other than to a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company; (iii) the Notes and the Exchange Notes; (iv) Indebtedness (other than Indebtedness described in clause (i), (ii), or (iii) above) outstanding on the Issue Date; (v) any Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (iii), (iv) or (viii) or this clause (v) or pursuant to clause (v) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" below; (vi) obligations of the Company pursuant to (A) Interest Rate Protection Agreements in respect of Indebtedness of the Company that is permitted by the terms of the Indenture to be outstanding to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate, (B) Currency Agreement Obligations in respect of foreign exchange exposures Incurred by the Company in the ordinary course of its business and (C) commodity agreements of the Company to the extent entered into in the ordinary course of business to protect the Company from fluctuations in

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                                       53

the prices of raw materials used in its business; (vii) Indebtedness of the Company consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indenture; (viii) Capital Lease Obligations, Purchase Money Indebtedness and Acquired Indebtedness (to the extent not Incurred in connection with, or in anticipation or contemplation of, the relevant transaction) in an aggregate principal amount, together with the principal amount of Indebtedness Incurred pursuant to clause (ix) of "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," not exceeding $15 million at any one given time outstanding; (ix) performance bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred by the Company in the ordinary course of business consistent with past practice; (x) Floor Plan Guarantees; (xi) Indebtedness Incurred pursuant to the terms of the outstanding Common Stock Appreciation Rights, as such terms are in effect on the Issue Date; and (xii) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company then outstanding (other than Indebtedness permitted by clauses (i) through (xi) of this Section or clause (a)) does not exceed $5 million (less the amount of any Subsidiary Indebtedness and Preferred Stock then outstanding and Incurred pursuant to clause (xii) of "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries").

     (c) Except to the extent that such Indebtedness is permitted to be incurred pursuant to Sections (a) and (b) above and the provisions of "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes or the relevant Subsidiary Guarantee, as applicable, to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the covenants entitled "-- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses.

     (e) For purposes of determining amounts of Indebtedness under the covenants entitled "-- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," Indebtedness resulting from security interests granted with respect to Indebtedness otherwise included in the determination of Indebtedness, and Guarantees (and security interests with respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of Indebtedness shall not be included in the determination of Indebtedness.

     (f) Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including upon designation of any subsidiary or other person as a Restricted Subsidiary) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company shall be deemed to have been Incurred at the time such Person becomes such a Restricted Subsidiary of the Company or merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company, as applicable.

Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries

     The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock (except that a Subsidiary Guarantor shall be permitted to issue Preferred Stock) except: (i) Indebtedness Incurred pursuant to the Credit Facility, together with the aggregate amount of all Indebtedness then outstanding and issued pursuant to clause (b)(i) of "Limitation on Indebtedness" above, not to exceed in outstanding principal amount the greater of (1) $500 million at any time outstanding and (2) the sum of (x) 80% of the consolidated book value of the net accounts receivable of the Company and (y) 50% of the consolidated book value of the inventory of the Company, in each case determined in accordance with GAAP; (ii) Indebtedness or Preferred Stock issued to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital

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                                       54


Stock that results in any such Subsidiary ceasing to be a Restricted Subsidiary or (B) any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness or Preferred Stock by the issuer thereof; (iii) Acquired Indebtedness (to the extent not Incurred in connection with, or in anticipation or contemplation of, the relevant transaction) of such Restricted Subsidiary; provided that after giving effect to the Incurrence of such Acquired Indebtedness, the Company could incur $1.00 of Indebtedness pursuant to clause (a) under "-- Limitation on Indebtedness"; (iv) Indebtedness or Preferred Stock (other than any described in clause (i), (ii) or
(iii)) outstanding on the Issue Date; (v) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (iii), (iv) or
(x) or this clause (v); provided, however, that to the extent such Refinancing Indebtedness Refinances Acquired Indebtedness or Preferred Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary; (vi) Obligations of a Restricted Subsidiary pursuant to (A) Interest Rate Protection Agreements in respect of Indebtedness of the Restricted Subsidiary that is permitted by the terms of the Indenture to be outstanding to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate, (B) Currency Agreement Obligations in respect of foreign exchange exposures Incurred by the Restricted Subsidiary in the ordinary course of its business and (C) commodity agreements of the Restricted Subsidiary to the extent entered into in the ordinary course of business to protect the Restricted Subsidiary from fluctuations in the prices of raw materials used in its business; (vii) Indebtedness consisting of the Subsidiary Guarantees; (viii) Indebtedness of any Restricted Subsidiary consisting of Obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by any Restricted Subsidiary permitted under the Indenture; (ix) Capital Lease Obligations, Purchase Money Indebtedness and Acquired Indebtedness (to the extent not Incurred in connection with, or in anticipation or contemplation of, the relevant transaction) in an aggregate principal amount not exceeding, together with the principal amount of Indebtedness Incurred pursuant to clause
(viii) of "-- Limitation on Indebtedness," $15 million at any one given time outstanding; (x) performance bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred by a Restricted Subsidiary in the ordinary course of business consistent with past practice; (xi) Floor Plan Guarantees; and (xii) Indebtedness and Preferred Stock in an aggregate principal amount which, together with any other Indebtedness or Preferred Stock of Restricted Subsidiaries then outstanding (other than Indebtedness or Preferred Stock permitted by clauses (i) through (xi) of this Section) does not exceed $5 million (less the amount of any Indebtedness then outstanding and Incurred pursuant to clause (b)(xii) of "-- Limitation on Indebtedness").

Limitation on Liens Securing Subordinated Indebtedness

     The Company will not, and will not permit any Restricted Subsidiary to, create, Incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) upon any of their respective assets or properties now owned or acquired after the date of the Indenture or any income or profits therefrom securing (i) any Indebtedness of the Company or a Restricted Subsidiary which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary, as the case may be, unless the Notes or the relevant Subsidiary Guarantee, as the case may be, are equally and ratably secured for so long as such Indebtedness is so secured; provided that, if such Indebtedness which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company or a Restricted Subsidiary is expressly subordinate or junior to the Notes or the relevant Subsidiary Guarantee, as the case may be, then the Lien securing such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes or the relevant Subsidiary Guarantee, as the case may be, with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the relevant Subsidiary Guarantee, as the case may be or (ii) any assumption, guarantee or other liability of the Company or any Restricted Subsidiary in respect of any Indebtedness of the Company or a Restricted Subsidiary which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary, unless the Notes or the relevant Subsidiary Guarantee, as the case may be, are equally and ratably secured for so long as such assumption, guaranty or other liability is so secured; provided that, if such subordinated Indebtedness which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company or a Restricted Subsidiary is

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                                       55


expressly by its terms subordinate or junior to the Notes or the relevant Subsidiary Guarantee, as the case may be, then the Lien securing the assumption, guarantee or other liability of such Subsidiary shall be subordinate and junior to the Lien securing the Notes or the relevant Subsidiary Guarantee, as the case may be, with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the relevant Subsidiary Guarantee, as the case may be.

Limitation on Other Senior Subordinated Indebtedness

     The Company will not, and will not permit any Restricted Subsidiary to, create, Incur, assume, guarantee or in any other manner become liable with respect to any Indebtedness that is subordinate in right of payment to any Senior Indebtedness of the Company or any such Restricted Subsidiary, unless such Indebtedness (i) has a maturity date subsequent to the Stated Maturity of the Notes and an Average Life longer than that of the Notes and (ii) is also pari passu with, or subordinate in right of payment to, the Notes or the relevant Subsidiary Guarantee, as the case may be.

Limitation on Restricted Payments

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock in their capacities as such (except dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or any Restricted Subsidiary (and, if the Restricted Subsidiary making such dividends or distributions has any stockholders other than the Company or another Restricted Subsidiary, to such stockholders on no more than a pro rata basis, measured by value)), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, any Restricted Subsidiary or any other Affiliate of the Company,
(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or (iv) make any Restricted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the Company would not be permitted to issue an additional $1.00 of Indebtedness pursuant to clause (a) under "-- Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Notes were originally issued would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first full fiscal quarter commencing after the date on which the Notes were originally issued to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) and (B) the aggregate Net Cash Proceeds received by the Company from (x) the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust in the benefit of employees) and (y) the issue or sale (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust in the benefit of employees) after the Issue Date of Disqualified Stock or debt securities that have been converted or exchanged in accordance with their terms for Capital Stock of the Company (other than Disqualified Stock), in each case to the extent such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary or to make any Investment pursuant to clause (viii) of the definition of "Permitted Investment."

     (b) The provisions of clauses (2) and (3) of Section (a) shall not prohibit: (1) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale or issuance of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a

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                                       56


Subsidiary or an employee stock ownership plan); provided, however, that the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of Section
(a); (2) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be deducted in the calculation of the amount of Restricted Payments available to be made referred to in clause (3) of Section (a) above; (3) the repurchase of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of any repurchases pursuant to this clause (3) and any purchases pursuant to clause (4) below shall not exceed $500,000 per year or $3.5 million in the aggregate on or after the Issue Date;
(4) provided that no Default or Event of Default shall have occurred or be continuing at the time of such payment or after giving effect thereto, the purchase by the Company of shares of its common stock (for not more than fair market value) in connection with the delivery of such stock to grantees under any stock option plan (upon the exercise by such grantees of their stock options) or any other deferred compensation plan of the Company approved by the Board of Directors; provided, however, that the aggregate amount of any purchases pursuant to this clause (4) and any repurchases pursuant to clause (3) above shall not exceed $500,000 per year or $3.5 million in the aggregate on or after the Issue Date; (5) the redemption, purchase, retirement or other payoff of any Subordinated Obligations with the proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the terms of clauses (b)(v) and (v), respectively, of the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries"; and (6) provided that no Default or Event of Default shall have occurred or be continuing at the time of such payment or after giving effect thereto, other Restricted Payments in an aggregate amount not to exceed $10 million; provided, however, that such payment shall be deducted in the calculation of the amount of Restricted Payments available to be made referred to in clause (3) of Section (a) above.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits to the Company or a Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or a Restricted Subsidiary, (ii) make any loans or advances to the Company or any other Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) the Credit Facility as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that such amendments, restatements, renewals, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility (or, if more restrictive, than those contained in the Indenture) immediately prior to any such amendment, restatement, renewal, replacement or refinancing, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, however, that (1) such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, and (2) the consolidated net income of an Acquired Person for any period prior to such acquisition shall not be taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (d) by reason of customary non-assignment provisions in leases or other agreements entered into the ordinary course of business and consistent with past practices, (e) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired, (f) an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided, however, that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under "-- Limitation on Sales of Assets and Subsidiary Stock" below; provided, further, however, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 270 days after such

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                                       57

execution and delivery, or (g) Refinancing Indebtedness permitted under the Indenture; provided, however, that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with past practice, nor (b) Liens permitted under the Indenture, shall in and of themselves be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreements or assets, as the case may be.

Limitation on Sales of Assets and Subsidiary Stock

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first,
(x) to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company within 360 days of such Asset Disposition, (y) at the Company's election to the investment by the Company or any Wholly Owned Subsidiary or such Restricted Subsidiary in long-term assets to replace the assets that were the subject of such Asset Disposition or a long-term asset that (as determined in good faith by the Board of Directors) is directly related to the business of the Company and the Restricted Subsidiaries existing on the Issue Date, in each case within 360 days from the date of such Asset Disposition, or (z) a combination of the foregoing purposes within such 360-day period; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause
(A), to make a pro rata offer to purchase Notes at par (and, to the extent required by the instrument governing such Indebtedness, any other Senior Subordinated Indebtedness designated by the Company, at a price no greater than par) plus accrued and unpaid interest, and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A) and (B), for general corporate purposes otherwise not prohibited under the Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Subsidiary shall retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this Section, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this Section exceeds $10 million. Pending application of Net Available Cash pursuant to this Section, such Net Available Cash shall be used to temporarily reduce Senior Indebtedness or invested in Cash Equivalents.

     For the purposes of this covenant, the following is deemed to be cash or Cash Equivalents: the express assumption of Indebtedness (other than any Indebtedness that is by its terms subordinated to the Notes) of the Company or any Restricted Subsidiary, but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of the Restricted Subsidiaries with respect to such liabilities

     (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(ii)(B) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and, to the extent required, other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture which shall include, among other things, that the offer shall remain open for 20 Business Days following commencement. If the aggregate

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                                       58

purchase price of Notes (and, to the extent required, any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(C) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

Limitation on Affiliate Transactions.

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any asset or property or the rendering of any service) with any Affiliate of the Company (other than any employee stock ownership plan for the benefit of the Company's or a Restricted Subsidiary's employees) unless the terms of such business, transaction or series of transactions are (i) set forth in writing, (ii) as favorable to the Company or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms' length dealings with an unrelated third Person and (iii) a majority of the disinterested members of the Board of Directors have, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in (ii) above; provided, however, that if such transaction involves an amount in excess of $10 million, the Company shall also obtain from a nationally recognized independent investment banking firm, accounting firm or appraisal firm with experience in evaluating the terms and conditions of such type of business or transactions an opinion that such transaction is fair from a financial point of view to the Company or its Restricted Subsidiary, as the case may be; provided, further, however, that the provisions of both clause (iii) above and the preceding proviso shall not apply with respect to any such business, transaction or series of transactions between the Company or any Subsidiary Guarantor, on the one hand, and any Restricted Subsidiary, on the other hand, which business, transaction or series of transactions is entered into in the ordinary course of business.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans entered into in the ordinary course of business and approved by a majority of the entire Board of Directors or by a majority of the disinterested members of the Board of Directors or a majority of the entire board of directors or a majority of the disinterested members of the board of directors of the relevant Restricted Subsidiary, (iii) the grant of stock options or similar rights to employees and directors pursuant to plans approved by a majority of the entire Board of Directors or by a majority of the disinterested members of the Board of Directors or a majority of the entire board of directors or a majority of the disinterested members of the board of directors of the relevant Restricted Subsidiary, (iv) loans or advances to officers, directors or employees in the ordinary course of business, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted
Subsidiaries, (vi) any Affiliate transaction between the Company and a Subsidiary Guarantor, between Subsidiary Guarantors, or between Restricted Subsidiaries (neither of which is a Subsidiary Guarantor), (vii) indemnification or insurance provided to officers or directors of the Company or any Subsidiary approved in good faith by the Board of Directors; (viii) payment of compensation

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                                       59

and benefits to directors, officers and employees of the Company and its Subsidiaries approved in good faith by the Board of Directors; and (ix) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary, (iii) Preferred Stock of a Subsidiary Guarantor, or (iv) directors' qualifying shares.

Merger and Consolidation

     The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets (computed on a consolidated basis) to, any Person or group of affiliated Persons, unless: (i) the resulting, surviving or transferee Person shall be the Company or, if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (the "Successor Company"), and such Successor Company shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture (and the
Subsidiary Guarantees shall be confirmed as applying to such Person's obligations); (ii) at the time of and immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been Incurred by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to Incur at least $1.00 of Indebtedness pursuant to Section (a) of the "-- Limitation on Indebtedness"; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and if a supplemental indenture is required, an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor company, in the case of a conveyance, transfer or lease, shall be released from the obligation to pay the principal of and interest on the Notes.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:
(i) the resulting, surviving or transferee Person shall be the Company or a Subsidiary Guarantor or, if not the Company or such a Subsidiary Guarantor, shall be a corporation organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Subsidiary Guarantee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving

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                                       60

effect to such transaction, the Company would be able to Incur at least $1.00 of Indebtedness pursuant to the "-- Limitation on Indebtedness"; and (iv) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Subsidiary Guarantee, if any, complies with the Indenture. The provisions of clauses (i), (ii) and (iii) above shall not apply to any one or more transactions which constitute (a) an Asset Disposition subject to the applicable provisions of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" above or (b) the grant of any Lien on the assets of a Restricted Subsidiary to secure outstanding Bank Indebtedness, which Lien is otherwise permitted by the terms of the Indenture, or any conveyance or transfer of such assets resulting from an exercise of remedies in respect of any such Lien.

     Notwithstanding the foregoing, the Company may merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Subsidiary Guarantor, and a Subsidiary Guarantor may merge with or into, or convey, transfer or lease all or substantially all of its assets to, any other Subsidiary Guarantor or the Company.

     The phrase "all or substantially all" of the assets of the Company or a Subsidiary Guarantor will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or a Subsidiary Guarantor has occurred.

Future Subsidiary Guarantors

     The Indenture provides that the Company and each Subsidiary Guarantor shall cause each Restricted Subsidiary of the Company organized or existing under the laws of the United States, any state thereof or the District of Columbia of the Company which, after the date of the Indenture (if not then a Subsidiary Guarantor), becomes a Restricted Subsidiary to execute and deliver an indenture supplemental to the Indenture and thereby become a Subsidiary Guarantor which shall be bound by the Subsidiary Guarantee of the Notes in the form set forth in the Indenture (without such future Subsidiary Guarantor being required to execute and deliver the Subsidiary Guarantee endorsed on the Notes); provided, however, that no Subsidiary meeting the requirements of this sentence which is an Inactive Subsidiary shall be required to become a Subsidiary Guarantor hereunder unless and until such date as such Subsidiary no longer is an Inactive Subsidiary (at which date such Subsidiary shall, if required by the terms of this sentence, become a Subsidiary Guarantor). In addition, the Indenture provides that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee any other Indebtedness of the Company or any Subsidiary Guarantor unless such Restricted Subsidiary simultaneously executes a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee of the payment of the Notes shall be subordinated to the Guarantee of such other Indebtedness to the same extent as the Notes or the Subsidiary Guarantees, as applicable, are subordinated to such other Indebtedness; provided, however, that such Restricted Subsidiary shall not be required to so Guarantee the payment of the Notes to the extent that such other Indebtedness does not exceed $1 million individually or, together with any other Indebtedness of the Company or any Subsidiary Guarantor Guaranteed by such Restricted Subsidiary, $3 million in the aggregate. Such Restricted Subsidiary shall be deemed released from its obligations under the Guarantee of the payment of the Notes at any such time that such Restricted Subsidiary is released from all of its obligations under its Guarantee of such other Indebtedness unless such release results from the payment under such Guarantee of other Indebtedness.

Limitation on Lines of Business

     The Indenture provides that neither the Company nor any of its Subsidiaries or Unrestricted Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgement of the Board of Directors, is a Related Business.

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                                       61

Limitation on Designations of Unrestricted Subsidiaries

     The Indenture provides that the Company may designate any Subsidiary of the Company (other than a Subsidiary Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

     (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

     (ii) either (x) the Company's Investment in such Subsidiary does not exceed $1,000 or (y) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the fair market value of the Company's Investment in such Subsidiary on such date.

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "-- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (a) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, or (c) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except to the extent permitted under the covenant described under "-- Limitation on Restricted Payments."

     The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

     (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

     (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture and for all purposes of the Indenture shall be deemed to have been Incurred at such time.

     All  Designations  and  Revocations  must  be  evidenced  by  an  Officers'
Certificate delivered to the Trustee attaching a certified copy of the resolutions of the Board of Directors giving effect to such Designation or Revocation, as applicable, and certifying compliance with the foregoing provisions.

     Notwithstanding the foregoing, no Subsidiary that is a Subsidiary Guarantor as of the Issue Date shall be permitted to become an Unrestricted Subsidiary.

SEC Reports

     Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide within 15 days to the Trustee and Noteholders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided that prior to the consummation of the Exchange Offer and the issuance of the Exchange Notes, the Company will mail to the Trustee and the Noteholders substantially the same information that would have been required by such Sections.

Defaults

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days (whether or not prohibited by the subordination provisions of the Indenture), (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not prohibited by the subordination provisions of the Indenture),
(iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "-- Limitation on Liens Securing Subordinated Indebtedness," "-- Limitation on Other Senior Subordinated Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase the Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Future Subsidiary Guarantors," "-- Limitation on Designations of Unrestricted Subsidiaries," or "-- SEC Reports," (v) the failure by the Company to comply for 60 days after notice with its other covenants, obligations, warranties or agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money, the portion of which is not covered by insurance is in excess of $10 million, which is rendered against the Company or any Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed (including pending appeal), or (ix) any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Subsidiary Guarantee or the Indenture) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee.

     However, a default under clause (iv), (v) or (viii) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default (other than the bankruptcy provisions relating to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately; provided, however, that for so long as the Credit Facility remains in effect, such declaration shall not become effective until the earlier of (i) five Business Days following delivery of notice to the Senior Credit Facility Representative of the intention to accelerate the Notes or (ii) the acceleration of any Indebtedness under the Credit Facility. If an Event of Default relating to the bankruptcy provisions relating to the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has

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                                       63

previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee reasonably determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of its trust officers reasonably determines that withholding notice is in the best interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate regarding knowledge of the Company's compliance with all covenants and conditions under the Indenture. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and, subject to certain exceptions, any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

     Without the consent of each Holder of an outstanding Note affected thereby, no amendment may (i) reduce the amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above or alter the provisions (including definitions) set forth under "Change of Control" above in a manner adverse to the Holders, (v) make any Note payable in money or payable in a place other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, (viii) make any change to the subordination provisions (including definitions) of the Indenture that would adversely affect the Holders, or (ix) make any change in any Subsidiary Guarantee that would adversely affect the Holders.

     Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of

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                                       64

any Holder of Senior Indebtedness of the Company or any Restricted Subsidiary then outstanding unless the Holders of such Senior Indebtedness (or their Representative) consent to such change.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

     The registered holder of a Note will be treated as the owner of it for all purposes. The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

     The Company at its option at any time may terminate all of its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including, but not limited to, those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company at its option at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation") (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes), and the limitations contained in clause (iii) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance"). In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "-- Defaults" will no longer constitute Events of Default with respect to the Notes.

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

     If the funds deposited with the Trustee to effect legal defeasance or covenant defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Company under the Indenture will be revived and no such defeasance will be deemed to have occurred.

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                                       65

Concerning the Trustee

     United States Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. Such bank may also act as a depository of funds for, or make loans to and perform other services for, the Company or its Affiliates in the ordinary course of business in the future.

     The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. The Trustee may resign at any time or may be removed by the Company. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

     If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. The Indenture also contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

Governing Law

     The Indenture provides that it, the Guarantees and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (the "Acquired Person") (i) existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or (ii) assumed in connection with the acquisition of assets from such Person.

     "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of

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                                       66

business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary; provided, however, that each of (a) the consummation of any sale or series of related sales of assets or properties of the Company and the Restricted Subsidiaries by the Company and any Restricted Subsidiaries having an aggregate fair market value of less than $1 million in any fiscal year and (b) the discounting of accounts receivable or the sale of inventory, in each case in the ordinary course of business, shall not be deemed an Asset Disposition.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means (i) the Indebtedness outstanding or arising under the Credit Facility up to a maximum principal amount of $500 million, (ii) all obligations and other amounts owing to the holders of such Indebtedness or any agent or representative thereof outstanding or arising under the Credit Facility (including, but not limited to, interest (including interest accruing on or after the filing of any petition in bankruptcy, reorganization or similar proceeding relating to the Company or any Restricted Subsidiary, whether or not a claim for such interest is allowed in such proceeding), fees, charges, indemnities, expense reimbursement obligations and other claims under the Credit Facility), and (iii) all Hedging Obligations arising in connection therewith with any party to the Credit Facility.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such capital lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by (x) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or (y) a commercial banking institution organized and located in a country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $200 million (or the foreign currency equivalents thereof); (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above; and (vii) other short-term investments utilized by foreign Restricted Subsidiaries in accordance with normal investment practices for cash management not exceeding $1.0 million in aggregate principal amount outstanding at any time.

     "Cash Flow" for any period means the Consolidated Net Income for such period, plus the following (but without duplication) to the extent deducted in calculating such Consolidated Net Income for such period: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense and amortization expense, provided that consolidated depreciation and amortization expense of a Subsidiary that is not a Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary and
(iv) all other non-cash charges (other than any recurring non-cash charges to the extent such charges represent an accrual of or reserve for cash expenditures in any future period). Notwithstanding clause (iv) above, there shall be deducted from Cash Flow in any period any cash expended in such period that funds a non-recurring, non-cash charge accrued or reserved in a prior period which was added back to Cash Flow pursuant to clause (iv) in such prior period.

     "Change of Control" means the occurrence of any of the following events:

     (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise.

     (ii) (A) another corporation merges into the Company or the Company consolidates with or merges into any other corporation, or (B) the Company conveys, transfers or leases all or substantially all its assets (computed on a consolidated basis) to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Company and a Wholly Owned Subsidiary of the Company, in each case in one transaction or a series of related transactions with the effect that either (x) immediately after such transaction any person or entity or group (as so defined) of persons or entities (other than a Permitted Holder) shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors or (y) the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the combined voting power of the securities of the Company ordinarily having the right to vote in the election of directors are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the combined voting power of the securities of the surviving corporation ordinarily having the right to vote in the election of directors; or

     (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 60% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

     "Code" means the Internal Revenue Code of 1986, as amended.

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                                       68

     "Common  Stock  Appreciation  Rights"  means up to  1,000,000  common stock
appreciation   rights  issued  on  May  9,  1995  pursuant  to  a  Common  Stock
Appreciation Rights Agreement between the Company and United States Trust Company of New York, as agent.

     "Consolidated Cash Flow Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Cash Flow for the period of the most recent four consecutive fiscal quarters for which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has issued any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Coverage Ratio is an issuance of Indebtedness, or both, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Cash Flow for such period shall be reduced by an amount equal to the Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Cash Flow (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets (including Capital Stock of a Subsidiary), including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the average interest rate for the period up to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months). For purposes of this definition, whenever pro forma effect is to be given to any Indebtedness Incurred pursuant to a revolving credit facility the amount outstanding under such Indebtedness shall be equal to the average of the amount outstanding during the period commencing on the first day of the first of the four most recent fiscal quarters for which financial statements are available and ending on the date of determination.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense but Incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv)

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                                       69

original issue discount and non-cash interest payments or accruals, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Hedging Obligations (including amortization of fees), (vii) dividends in respect of all Disqualified Stock held by Persons other than the Company, a Subsidiary Guarantor or a Wholly Owned Subsidiary, (viii) interest Incurred in connection with investments in discontinued operations, (ix) the interest portion of any deferred payment obligations constituting Indebtedness, and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust. For purposes of this definition, interest expense attributable to any Indebtedness represented by the guarantee (other than (a) Guarantees permitted by the terms of clauses (b)(x) and (xi), respectively, of the covenants described under "-- Certain Covenants -- Limitation on
Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" and (b) Guarantees by the Company of Indebtedness of a consolidated Restricted Subsidiary or by a consolidated Restricted Subsidiary of the Company or another consolidated Restricted Subsidiary) by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

     "Consolidated Net Income" means, for any period, the net income or loss of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and
(B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     (ii) any net income of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

     (v)  all   extraordinary,   unusual  or   non-recurring   gains,   and  any
extraordinary or non-recurring loss as recorded on the statement of operations in accordance with GAAP; and

     (vi) the cumulative effect of a change in accounting principles.


     "Credit Facility" means a collective reference to any term loan and revolving credit facilities (including, but not limited to, the credit agreement to be entered into by and among the Company, certain of its subsidiaries and certain financial institutions providing for an aggregate $500 million of term loan and revolving credit facilities), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facilities and/or related documents may be further

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amended,  restated,  supplemented,  renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Facility" shall include agreements in respect of reimbursement of letters of credit issued pursuant to the Credit Facility and agreements in respect of Hedging Obligations with lenders party to the Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Facility and all refunding, refinancings (in whole or in part) and replacements of any Credit Facility, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, or (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Restricted Subsidiaries and their respective successors and assigns.

     "Currency Agreement Obligations" means the obligations of any person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Depository" means The Depository Trust Company, its nominees and their respective successors.

     "Designated Senior Indebtedness" means (i) so long as any Bank Indebtedness is outstanding, such Bank Indebtedness and (ii) provided no Bank Indebtedness is outstanding (or if Bank Indebtedness is outstanding, to the extent permitted by the terms of, or lenders under, such Bank Indebtedness), any other Senior Indebtedness of the Company permitted to be incurred under the Indenture which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise prior to the 91st day after the Stated Maturity of the Notes, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock prior to the 91st day after the Stated Maturity of the Notes or (iii) is redeemable at the option of the holder thereof, in whole or in part on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Floor Plan Guarantees" means guarantees (including but not limited to repurchase or remarketing obligations) by the Company or a Restricted Subsidiary Incurred in the ordinary course of business consistent with past practice of Indebtedness Incurred by a franchise dealer, or other purchaser or lessor, for the purchase of inventory manufactured or sold by the Company or a Restricted Subsidiary, the proceeds of which Indebtedness is used solely to pay the purchase price of such inventory to such franchise dealer and any related reasonable fees and expenses (including financing fees), provided, however, that
(1) to the extent commercially practicable, the Indebtedness so guaranteed is secured by a perfected first priority Lien on such inventory in favor of the holder of such Indebtedness and (2) if the Company or such Restricted Subsidiary is required to make payment with respect to such guarantee, the Company or such

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                                       71

Restricted Subsidiary will have the right to receive either (q) title to such inventory, (r) a valid assignment of a perfected first priority Lien in such inventory or (s) the net proceeds of any resale of such inventory.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements of negotiable instruments for collection or deposit in the ordinary course of business.
The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Inactive Subsidiary" means a Subsidiary which at the time of determination
(i) owns assets having a fair market value of less than $50,000, (ii) does not conduct any business activity and (iii) is not an obligor with respect to any Indebtedness.

     "Incur" means create, issue, assume, Guarantee, incur or otherwise become liable for, directly or indirectly, or otherwise become responsible for, contingently or otherwise, Indebtedness or Disqualified Stock; provided, however, that any Indebtedness or Disqualified Stock of a Person existing at the time such Person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

    "Indebtedness" of any Person means, without duplication, and whether or not contingent,

     (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     (ii)  all Capital Lease Obligations of such Person;

     (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

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                                       72

     (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends);

     (vi) to the extent not otherwise included in this definition, all Hedging Obligations;

     (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (other than in each case by reason of activities described in the proviso to the definition of "Guarantee"); and

     (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined in good faith by the Board of Directors. For purposes hereof, the amount of any Indebtedness issued with original issue discount shall be the original purchase price plus accrued interest, provided, however, that such accretion shall not be deemed an incurrence of Indebtedness.

     "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable or deposits on the balance sheet of the Person making the advance or loan, in each case in accordance with GAAP) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent investment in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted
Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Preferred Stock or Disqualified Stock, or Capital Stock exchangeable, exercisable or convertible for any of the foregoing) of the Company in exchange for Capital Stock, property or assets of another Person constitute an Investment by the Company in such Person.

     "Issue" means issue, assume, Guarantee, Incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such

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                                       73

Subsidiary at the time it becomes a Subsidiary; and the term "issuance" has a corresponding meaning.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any mortgage, pledge, security interest, privilege, conditional sale or other title retention agreement or other similar lien (statutory or otherwise), or encumbrance upon or with respect to any property of any kind, real or personal, moveable or immovable, now owned or hereafter acquired.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which (A) is secured by any assets subject to such Asset
Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or (B) which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) reasonable amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale plus, in the case of an issuance of Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible exchangeable debt), of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt), net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred or required to be Incurred in connection with such issuance or sale and also net of taxes paid or payable as a result thereof.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Investments in Cash Equivalents; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business; (v) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (vii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and

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                                       74

Subsidiary Stock"; (viii) so long as no Default has occurred and is continuing (or would result therefrom), any Investment made by the issuance of, or with the proceeds of a substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company; provided, however, that the Net Cash Proceeds from such sale shall be excluded from clause 3(B) of Section (a) of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments"; (ix) Investments by the Company or any Restricted Subsidiary, in an aggregate amount not to exceed $3 million, in an Unrestricted Subsidiary formed primarily for the purposes of financing purchases and leases of inventory manufactured by the Company or any Restricted Subsidiary; (x) Investments in Cash Equivalents; (xi) Floor Plan Guarantees permitted by the terms of clauses
(b)(x) and (xi), respectively, of the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries"; and (xi) other Investments that do not exceed in the aggregate $10 million at any one time outstanding.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves have been taken on the books of the Company; (d) Liens to secure the performance of statutory obligations or in favor of issuers of surety bonds, performance bonds, appeal bonds or letters of credit or other obligations of a like nature issued pursuant to the request of and for the account of such Person, in each case in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) Liens securing a Hedging Obligation so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Hedging
Obligation; (f) Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of any Purchase Money Indebtedness or Capital Lease Obligations relating to assets or property acquired, constructed or leased in the ordinary course of business provided that (x) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost of the assets or property so acquired or constructed and (y) such Liens shall not encumber any other assets or property of the Company or any Restricted Subsidiary other than such Assets or property and assets affixed or appurtenant thereto; (g) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business; (h) Liens in favor of the Company and/or any of its Restricted Subsidiaries, other than such a Lien with respect to intercompany indebtedness if the Company or a Subsidiary Guarantor is not the beneficiary of such a Lien; (i) Liens securing Indebtedness of a Person existing at the time that such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were not incurred in connection with, or in contemplation of, such acquisition, merger or consolidation, and do not extend to any property or assets other than those of such Person; (j) Liens on property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided, however, that such Liens were not incurred in connection with, or in contemplation of, such acquisition, and do not extend to any other property or assets; (k) Liens existing on the date of the Indenture; (l) Liens arising from the rendering of a final judgement or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (m) encumbrances consisting of zoning restrictions, surety exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Company or any Restricted Subsidiary, rights or restrictions of record on the use of real property, minor defects in title, landlords' and lessors' liens under leases on property located on the rented premises, in each case not interfering in any material respect with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (n) Liens securing Senior Indebtedness; (o) Liens with respect to Floor Plan Guarantees permitted by the

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                                       75

terms of clauses (b)(x) and (xi), respectively, of the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries"; and (p) any extension, renewal, refinancing, refunding or replacement of any Permitted Lien, provided that such new Lien is limited to the property or assets that secured (or under the arrangement under which the original Permitted Lien, could secure) the obligations to which such Liens relate.

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten primary or combined primary and secondary public offering of common stock (other than Disqualified Stock) of the Company pursuant to an effective registration statement under the Securities Act which public equity offering results in gross proceeds to the Company of not less than $50 million.

     "Purchase Money Indebtedness" means any Indebtedness of a Person to any seller or other Person incurred to finance the acquisition (including in the case of a Capital Lease Obligation, the lease) of any after acquired real or personal tangible property or assets related to the Business of the Company or the Restricted Subsidiaries and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness.
"Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such
Refinancing  Indebtedness  has a Stated  Maturity no earlier than the earlier of
(x) the Stated Maturity of the Indebtedness being Refinanced and (y) the Stated Maturity of the Notes, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less that the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus unpaid accrued interest) under the Indebtedness being Refinanced, plus actual fees and expenses Incurred in connection with the Refinancing; provided, further, however, that
(x) Refinancing Indebtedness shall not include (1) Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary or a Subsidiary Guarantor that Refinances Indebtedness of the Company or (2) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary, (y) if the Indebtedness being Refinanced is not Senior Indebtedness, then such Refinancing Indebtedness shall rank no more senior than, and shall be at least as subordinated in right of payment, to the Notes as the Indebtedness being Refinanced and (z) Refinancing Indebtedness shall be secured only by assets of a similar type and in a similar amount to those that secured the Indebtedness so refinanced.

     "Related Business" means any business in the manufacture or sale of capital goods or parts or services, or otherwise reasonably related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times be the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Restricted   Investment"  means  an  Investment  other  than  a  Permitted
Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of any Person secured by a Lien.

     "Senior Indebtedness" means with respect to the Company or any Subsidiary Guarantor (x) Bank Indebtedness and (y) any other Indebtedness that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly made senior in right of payment to the Notes or the applicable Guarantee, other than (1) any obligation of such Person to any subsidiary of such Person or to any officer, director or employee of such Person or any such subsidiary, (2) any liability of such Person for federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability of such Person to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, Guarantee or obligation of such Person which is, expressly by its terms, subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of such Person, (5) that portion of any Indebtedness of such Person which at the time of issuance is issued in violation of the Indenture, (6) Indebtedness of such Person represented by Disqualified Stock or (7) Capital Lease Obligations.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meanings of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the final date specified in such security as the fixed date on which all outstanding principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the relevant Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

     "Subsidiary" means (a) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company,
(ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries or (b) any limited partnership of which the Company or any Subsidiary is a general partner, or (c) any other Person (other than a corporation or limited partnership) in which the Company, or one or more other Subsidiaries or the Company and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof. Unless the context other wise requires, Subsidiary means each direct and indirect Subsidiary of the Company.

     "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's Obligations with respect to the Notes.

     "Subsidiary Guarantor" means any Subsidiary of the Company that Guarantees the Company's Obligations with respect to the Notes.

     "Trust   Indenture  Act"  means  the  Trust   Indenture  Act  of  1939  (15
U.S.C.ss.ss.77aaa-77bbbb) as in effect on the date of this Indenture.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     "Unrestricted Subsidiary" means any Subsidiary of the Company (other than a Subsidiary Guarantor) designated as such pursuant to and in compliance with the covenant described under "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" means (i) a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such Shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries and (ii) each of Terex Cranes, Inc., P.P.M. Cranes, Inc., P.P.M. S.A., and any future wholly owned subsidiaries of any of the foregoing, in each case so long as the Company or one or more Wholly Owned Subsidiaries maintains a percentage ownership interest in such entity equal to or greater than such ownership interest (on a fully diluted basis) on the later of (a) the Issue Date or (b) the date such entity is incorporated or acquired by the Company or one or more Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

General

     The Old Notes were, and the New Notes will be, issued in the form of one fully registered Note in global form (collectively, the "Global Note"). DTC or its nominee will credit, on its book-entry registration and transfer system, the number of Notes sold to Qualified Institutional Buyers pursuant to Rule 144A represented by such Global Note to the accounts of institutions that have accounts with DTC or its nominee (the "DTC participants") and Euroclear will credit, on its book-entry registration and transfer system, the number of Notes sold to certain persons in offshore transactions in reliance on Regulation S under the Securities Act also represented by such Global Note to the accounts of institutions that have accounts with Euroclear or its nominee participants (the "Euroclear participants" and, collectively with the DTC participants, the "participants"). Each of DTC and Euroclear is referred to herein as a "Book Entry Facility." The accounts to be credited shall be designated by the Initial Purchasers. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by a Book Entry Facility or its nominee (with respect to participants' interests) for such Global Notes or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as DTC, or its nominee, is the registered holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have such Global Note or any Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or certificated Notes in exchange therefor and will not be considered to be the owners or holders of such Global Note or any Notes represented thereby for any purpose under the Notes or the Indenture. The Company and the Subsidiary Guarantors understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Any payment of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes in accordance with existing arrangements between the Trustee and the depositary.

     The Company and the Subsidiary Guarantors expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC. The Company and the Subsidiary Guarantors also expect that payments by participants to owners of beneficial interests in the Global Note held through such participants are, and will continue to be, governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form of registered in "street name," and will be the responsibility of such participants.

     None of the Company, the Subsidiary Guarantors, the Trustee, or any payment agent for the Global Note have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Because of time zone differences, the securities account of a Euroclear participant purchasing an interest in the Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear) immediately following the DTC settlement date. Cash received in Euroclear as a result of sales of interests in a Global Note by or through a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear cash account only as of the business day following settlement in DTC.

     As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of such Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of such Notes. See "Description of the Notes -- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." Notice by participants or by owners of beneficial interests in the Global Note held through such participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by the Global Note must be transmitted to the relevant Book Entry

Facility in accordance with its procedures on a form required by the relevant Book Entry Facility and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. Neither the Company nor any Subsidiary Guarantor will be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

     Unless and until exchanged in whole or in part for Notes in definitive form in accordance with the terms of the Notes, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of a Book Entry Facility, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Trustee, the Company, or the Subsidiary Guarantors will have any responsibility for the performance by a Book Entry Facility or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company, the Subsidiary Guarantors and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from a Book Entry Facility for all purposes.

     Certificated Notes

     The Global Note is exchangeable for corresponding Notes in certificated fully registered form ("Certificated Notes") registered in the name of persons other than DTC or its nominee only if (A) DTC (i) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (ii) at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the applicable Notes or (C) the Company executes and delivers to the Trustee an order that the Global Note shall be so exchangeable. Any Certificated Notes will be issued only in fully registered form, and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Certificated Notes so issued will be registered in such names and in such denominations as DTC shall request.

     The Clearing System

     DTC has advised the Company and the Subsidiary Guarantors as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby elimination the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences of the ownership and disposition of the Notes by U.S. Holders (as defined below) who acquire such securities in the Exchange Offer (the "Initial U.S. Holders"). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only Notes held as capital assets withing the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as persons who are not U.S. Holders (as defined below) or Initial U.S. Holders, certain financial institutions, insurance companies, dealers in securities and holders who hold the Notes as part of a straddle, hedging, conversion or other integrated transaction. Holders of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of such trust.

Payment of Interest

     Interest paid on a Note will generally be taxable as ordinary income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

Exchange Offer

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in any federal income tax consequences to U.S. Holders. When a U.S. Holder exchanges an Old Note for a New Note pursuant to the Exchange Offer, the U.S. Holder will have the same adjusted basis and holding period in the New Note as in the Old Note immediately before the exchange. There will be no federal income tax consequences of the Exchange Offer to nonexchanging Holders.

Sale, Exchange or Retirement

     Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (excluding amounts attributable to accrued and unpaid interest, which amounts will be includible as ordinary interest income) and such U.S. Holder's tax basis in the Note. Gain or loss realized on the sale, exchange or retirement or a Note will be capital gain or loss. Recently enacted legislation includes substantial changes to the federal taxation of capital gains recognized by individuals, including a 20% maximum tax rate for certain gains from the sale of capital assets held for more than 18 months. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their tax advisors regarding the treatment of capital gains and losses.


THE FOREGOING IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES TO A U.S. HOLDER OF AN OLD NOTE. EACH HOLDER OF AN OLD NOTE IS URGED TO CONSULT ITS TAX ADVISOR TO DETERMINE THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF ACCEPTING THE EXCHANGE OFFER, AS WELL AS THE EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company and the Subsidiary Guarantors have agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

     The Company and the Subsidiary Guarantors have agreed to pay all expenses incident to this Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters in connection with the New Notes and the guarantees thereof will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104.

                                     EXPERTS

    The consolidated financial statements of Terex Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Terex Corporation for the year ended December 31, 1997 and the Company's Current Report on Form 8-K dated July 16, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statement of O&K Mining GmbH as of December 31, 1997 and 1996 and for the years then ended, incorporated in this Prospectus by reference to the Company's Amendment No. 2 to Current Report on Form 8-K/A dated March 31, 1998 have been so incorporated in reliance on the report of C&L
Treuhand-Vereinigung        Deutsche        Revision,         Aktiengesellschaft
Wirtschaftsprufungsgesellschaft, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of PPM Cranes, Inc. for the year ended December 31, 1997 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated July 16, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     Terex Corporation is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address for such Web site is http://www.sec.gov.

     In addition, the Common Stock is listed on the NYSE under the symbol "TEX" and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company and the Subsidiary Gurantors have filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules, and supplements thereto, the "Registration Statement") under the Securities Act, with respect to the New Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is hereby made to the Registration Statement, which may be inspected and copied at the Public Reference Section of the Commission referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, or otherwise filed with the Commission, each such statement being qualified in all respects by such reference.

     The Company furnishes stockholders with annual reports containing audited financial statements. The Company also furnishes its common stockholders with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents which have been filed by the Company with the Commission are incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     2. The Company's Notice of Annual Meeting of Stockholders and Proxy Statement dated April 8, 1998.

     3. The Company's Current Report on Form 8-K dated March 31, 1998, and filed on April 7, 1998.

     4. The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.

     5. The Company's Amendment No. 1 to Current Report on Form 8-K/A dated March 31, 1998, and filed on June 11, 1998.

     6. The Company's Amendment No. 2 to Current Report on Form 8-K/A dated March 31, 1998, and filed on June 29, 1998.

     7. The Company's Current Report on Form 8-K dated July 16, 1998, and filed on July 16, 1998.

     All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the consummation of the Exchange Offer shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Propsectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference in such information). Such requests should be directed to Terex Corporation, Attention: Secretary, 500 Post Road East, Westport, Connecticut 06880 (telephone (203) 222-7170).

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the. Neither this Prospectus nor the accompanying Letter of Transmittal constitutes an offer to sell or a solicitation of an offer to buy any security other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor the accompanying Letter of Transmittal, nor both together, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                     TABLE OF CONTENTS

                                                  Page
Prospectus Summary..................................1
Risk Factors.......................................11
The Company........................................17
The Exchange Offer.................................18
Use of Proceeds....................................26
Capitalization.....................................26
Selected Consolidated Financial Data...............27
Industry Overview and Outlook For
  Principal Products...............................29
Business Strategy..................................31
The O&K Acquisition................................33
Business...........................................35
Management.........................................44
Description of the New Bank Credit
   Facility........................................46
Description of Notes...............................47
Certain Federal Income Tax Consequences............80
Plan of Distribution...............................81
Legal Matters......................................81
Experts............................................81
Available Information..............................82
Incorporation of Documents by
 Reference.........................................82